UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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LSI CORPORATION

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Notice of Annual Meeting of Stockholders

LSI Corporation will hold its Annual Meeting of Stockholders on Wednesday, May 14, 2008, at 9:00 a.m., local time, at the company’s headquarters located at 1621 Barber Lane, Milpitas, California 95035. We are holding the meeting for the following purposes:

1. To elect nine directors to serve for the ensuing year and until their successors are elected.

2.	To ratify the Audit Committee’s selection of our independent registered public accounting firm for 2008.

3. To approve our amended 2003 Equity Incentive Plan.

4. To approve our amended Employee Stock Purchase Plan.

5. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

We’d like to welcome former Agere Systems stockholders. This is the first annual meeting after the merger of Agere and LSI at which former Agere stockholders are eligible to vote. Prior to our merger with Agere, we were known as LSI Logic Corporation. Holders of record of LSI common stock at the close of business on March 17, 2008, are entitled to notice of and to vote at the meeting.

We are using new Securities and Exchange Commission rules that allow us to make our proxy statement and related materials available on the Internet. As a result, you may have received a “Notice of Internet Availability of Proxy Materials” instead of a paper proxy statement and financial statements, as in the past. The new rules provide us the opportunity to save money on the printing and mailing of our proxy materials and to reduce the impact of our annual meeting on the environment. We hope that you will view our annual meeting materials over the Internet if possible and convenient for you. If you would prefer to receive paper copies of our proxy materials, you can find information about how to request them in the notice you received.

Most stockholders can vote over the Internet or by telephone. You can also vote your shares by completing and returning a proxy card. If Internet and telephone voting are available to you, you can find voting instructions in the materials sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed proxy statement.

By Order of the Board of Directors,

Jean F. Rankin
Executive Vice President, General
Counsel and Secretary

April 1, 2008

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 14, 2008:

This proxy statement, our 2007 annual report on Form 10-K and a letter to stockholders from our Chief Executive Officer are available at www.lsiproxy.com.

1621 Barber Lane Milpitas, CA 95035

PROXY STATEMENT

We are providing these proxy materials to our stockholders in connection with the solicitation of proxies by the Board of Directors of LSI Corporation to be voted at the Annual Meeting of Stockholders, to be held on Wednesday, May 14, 2008, and at any meeting following postponement or adjournment of the annual meeting.

Attending the Meeting

We invite you to attend the annual meeting, which will begin at 9:00 a.m., local time. The meeting will be held at our headquarters, located at 1621 Barber Lane, Milpitas, California 95035. Stockholders will be admitted beginning at 8:30 a.m. You will need an admission ticket and photo identification to enter the meeting.

If you are a stockholder of record, that is, you hold your shares in an account with our transfer agent, Computershare, or you have an LSI stock certificate, and received information about our annual meeting in the mail, you will find an admission ticket in the materials sent to you. If you are a stockholder of record, and received an e-mail describing how to view our proxy materials over the Internet and want to attend the meeting in person, write to us at LSI Corporation, 1110 American Parkway, NE, Allentown, PA 18109, Attn: Response Center, or call us at 1-800-372-2447, to obtain an admission ticket.

If your shares are held in “street name,” that is, you hold your shares in an account with a bank, broker or other holder of record, and you plan to attend the meeting in person, you can obtain an admission ticket in advance by writing to us at LSI Corporation, 1110 American Parkway, NE, Allentown, PA 18109, Attn: Response Center, and including proof of ownership, such as a recent account statement.

We will also be webcasting the annual meeting. You can access the webcast at http://www.lsi.com/webcast. Information on our websites, other than our proxy statement and form of proxy, is not part of the proxy soliciting materials.

We are first distributing this proxy statement, the proxy card and voting instructions on or about April 1, 2008.

Notice of Internet Availability of Proxy Materials

Instead of mailing paper proxy materials, we sent a “Notice of Internet Availability of Proxy Materials” to most stockholders this year. That notice provided instructions on how to view our proxy materials over the Internet, how to vote and how to request a paper copy of our proxy materials. We refer to that notice as the “Notice of Availability.” This method of providing proxy materials is permitted under rules recently adopted by the Securities and Exchange Commission. We hope that following this procedure will allow us to save money on the printing and mailing of those materials and to reduce the impact that our annual meeting has on the environment.

Who Can Vote

You are entitled to vote at the annual meeting all shares of our common stock that you held as of the close of business on March 17, 2008, which is the record date for the meeting. Each share is entitled to one vote on each matter properly brought before the meeting. For the election of directors, you may

“cumulate” your votes. You can find information about this procedure under “Other Voting Issues — Required Vote.”

On the record date, 640,135,864 shares of common stock were outstanding.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for 10 days prior to the meeting, at 1621 Barber Lane, Milpitas, CA, 95035, between the hours of 9 a.m. and 4 p.m., local time.

How to Vote

Most stockholders can vote over the Internet or by telephone. You can also vote your shares by completing and returning a proxy card or, if you hold shares in “street name,” a voting instruction form. If Internet and telephone voting are available to you, you can find voting instructions in the Notice of Availability or in the materials sent to you. The Internet and telephone voting facilities will close at 11:59 p.m. eastern time on May 13, 2008. If you are a participant in our 401(k) plan, your voting instructions must be received by 11:59 p.m. eastern time on May 8, 2008. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

You can revoke your proxy (including any Internet or telephone vote) at any time before it is exercised by timely delivery of a properly executed, later-dated proxy or by voting in person at the meeting.

How you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in “street name” though, you must obtain a proxy, executed in your favor, from your broker or other holder of record, to be able to vote at the meeting.

All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you return a signed proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted as the Board of Directors recommends.

If you hold your shares in “street name” (for example, through a broker), your shares may be voted even if you do not vote or attend the annual meeting. Under the rules of the New York Stock Exchange, member brokers who do not receive timely instructions from beneficial owners will be allowed to vote on the election of directors and the ratification of the Audit Committee’s selection of our independent registered public accounting firm (proposals one and two), but not on proposals three or four.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the annual meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You still will be able to revoke your proxy until it is voted. As of the date of this proxy statement, we did not know of any matters to be presented at the annual meeting other than those described in this proxy statement.

Other Voting Issues

Quorum.  In order to conduct business at the meeting, we must have the presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date.

Required Vote.  In order for a nominee to be elected as a director, the nominee must receive more “For” votes than “Against” votes. In the election of directors, you may cumulate your votes and give one candidate a number of votes equal to the number of directors to be elected (nine) multiplied by the number of votes to which your shares are entitled, or you may distribute your votes on the same principle among as many candidates as you see fit, provided that votes cannot be cast for more than nine candidates. In order to cumulate votes, you must give us notice prior to the voting of your intention to do so.

The affirmative vote of the holders of a majority of the shares represented at the meeting is required to approve each of the other proposals.

Effect of Abstentions and Broker Non-Votes.  You may vote to “abstain” on any of the matters to be voted on at the meeting. In the election of directors, an abstention will have no effect. If you vote to “abstain” on any other proposal, it will count as a vote against that proposal. If you vote to “abstain” on any proposal, your shares will be counted as present at the meeting for purposes of determining whether we can conduct business. Broker non-votes, if any, will not be counted as votes cast on any proposal.

Cost of Proxy Distribution and Solicitation

LSI will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of Directors of proxies. Proxies may be solicited on behalf of the company in person or by telephone, e-mail, facsimile or other electronic means by directors, officers or employees of the company, who will receive no additional compensation for soliciting proxies.

We have engaged The Proxy Advisory Group, LLC to assist us in the solicitation of proxies, for a fee of $12,500 plus expenses. In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in distributing proxy materials to beneficial owners of our stock.

Ways to Reduce the Number of Copies of Our Proxy Materials You Receive

In addition to sending Notices of Availability rather than full sets of paper proxy materials, we have adopted another practice approved by the Securities and Exchange Commission called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Availability or proxy materials at that address, unless one or more of those stockholders notifies us that they wish to continue receiving individual copies. If you would like to receive a separate copy of this year’s Notice of Availability or proxy materials, please call 1-800-579-1639.

If you share an address with another LSI stockholder and would like to start or stop householding for your account, you can call 1-800-542-1061 or write to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record and your account number(s). If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, LSI will send you separate copies of documents mailed at least 30 days after receipt of your revocation.

You can also elect to view future proxy statements and annual reports over the Internet either by voting at http://www.proxyvote.com or by visiting http://www.icsdelivery.com/lsi. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote. Your election will remain in effect until you revoke it. Please be aware that if you choose to access those materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Allowing us to household annual meeting materials or electing to view them over the Internet will help us save on the cost of printing and distributing those materials.

CORPORATE GOVERNANCE

Board Structure and Composition

Our business, property and affairs are managed under the direction of our Board of Directors. Members of the Board are kept informed about our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

The following individuals are currently members of the Board:

•	Timothy Y. Chen

•	Charles A. Haggerty

•	Richard S. Hill

•	James H. Keyes

•	Michael J. Mancuso

•	John H.F. Miner

•	Arun Netravali

•	Matthew J. O’Rourke

•	Gregorio Reyes

•	Abhijit Y. Talwalkar

Mr. Reyes, who is not an employee of the company, is the Chairman of the Board.

In April 2007, we merged with Agere Systems Inc. In connection with the merger, three directors, Timothy Y. Chen, Malcolm R. Currie and R. Douglas Norby, resigned from the Board, and we appointed three directors designated by Agere, Messrs. Hill, Mancuso and Netravali. The Board valued Mr. Chen’s contributions and unanimously re-elected him to the Board in May 2007.

The Board has three standing committees:

•	The Audit Committee, the members of which are: Messrs. Mancuso (Chair), Hill, Keyes and O’Rourke.

•	The Compensation Committee, the members of which are: Messrs. Haggerty (Chair), Chen, Miner and Netravali.

•	The Nominating and Corporate Governance Committee, the members of which are: Messrs. Keyes (Chair), Haggerty, Mancuso and Miner.

In 2007, the Board held eight meetings and the standing committees held a total of 19 meetings. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which they served. At least quarterly, the non-management directors met in executive session without members of management. These sessions are presided over by our Chairman. To communicate directly with Mr. Reyes or any of the other non-management directors, follow the instructions set forth in the section below entitled “Communications with Directors.”

The Board has adopted a charter for each of the three standing committees and corporate governance guidelines that address the make-up and functioning of the Board and those committees. The Board has also adopted a code of conduct that applies to all of our employees, officers and directors, as well as a separate code of conduct that applies only to our principal executive officers and senior financial officers. You can find links to these documents on our website at: http://www.lsi.com/governance. You can also obtain this information in print by writing to LSI Corporation, 1110 American Parkway NE, Room 10A-301C, Allentown, Pennsylvania, 18109, Attention: Response Center, or by calling 1-800-372-2447.

Although we do not have a policy with respect to attendance by directors at annual meetings of stockholders, we customarily schedule a Board meeting on the same day as the annual meeting to encourage and facilitate director attendance at the annual meeting. Eight out of nine then serving directors attended our 2007 annual meeting.

Director Independence

The Board has determined that all the directors other than Abhijit Y. Talwalkar, our Chief Executive Officer, including those who serve on the committees listed above, are “independent” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange, and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934. The Board used the criteria set out in Section 303A of the Exchange’s Listed Company Manual and Section 10A(m)(3) of the Securities Exchange Act in making those determinations. The Board also considered additional criteria applied by ISS Governance Services in analyzing director independence. The Board also determined that two directors who resigned during 2007 in connection with our merger with Agere Systems, Malcolm R. Currie and R. Douglas Norby, were “independent” using the New York Stock Exchange standards mentioned above.

The Board based its determinations primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the directors. The Board also reviewed the relationships between LSI and companies with which our directors are affiliated. None of the relationships considered were outside of the criteria referred to in the preceding paragraph. Because of the importance of the company’s relationship with Seagate Technology, the Board did specifically consider the fact that Gregorio Reyes, the Chairman of the Board, is also a director of Seagate, but did not believe that his position with Seagate affected his independence from LSI’s management.

Audit Committee

The Audit Committee reviews our accounting policies and practices, internal controls, financial reporting practices, contingent risks and risk management strategies and plans. The Audit Committee selects and retains our independent auditors to examine our accounts, reviews the independence of the independent auditors and pre-approves all audit and non-audit services performed by the independent auditors. The committee also reviews our financial statements and discusses them with management and our independent auditors before we file those financial statements with the Securities and Exchange Commission. The Audit Committee regularly meets alone with our management, our independent auditors and the head of our Internal Audit Department, and each of them has free access to the Audit Committee at any time. The committee met 10 times in 2007.

Messrs. Mancuso (Chair), Hill, Keyes and O’Rourke are the members of the Audit Committee. The Board has determined that each of those individuals is financially literate and an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934.

Compensation Committee

The Compensation Committee establishes our overall executive compensation strategy and administers our executive officer compensation program, including setting all aspects of our executive officers’ compensation. The committee also makes recommendations to the full Board concerning director compensation and provides oversight for our equity-based and incentive compensation plans and the benefit plans for our broader employee population. The committee does not generally delegate its authority with respect to executive officer or director compensation, although that it may delegate to the chairman of the committee the authority to approve exact wording for plans or policies approved by the committee. In 2007, the committee delegated to our Chief Executive Officer the authority to set and determine the attainment of performance criteria that would determine whether vesting would accelerate in a restricted stock unit award the committee granted to one of our executive officers who is not named in the Summary Compensation Table. The committee met five times in 2007.

The committee evaluates the performance of the Chief Executive Officer with the participation of other members of the Board. The committee evaluates the performance of other executive officers based on its interactions with those individuals and based on evaluations of their performance submitted to it by our Chief Executive Officer.

To assist it in setting appropriate levels of compensation for executive officers, the committee receives advice from an outside consultant it engages. For 2007, the committee engaged Hewitt Associates LLC as its compensation consultant. For officers other than our Chief Executive Officer, the committee also receives advice and recommendations from our Chief Executive Officer and information from the head of our Human Resources organization.

The committee retains its outside consultant and we generally do not allow the consultant to perform any services for the company that are not requested by the committee. Hewitt has also advised the committee on director compensation issues. Hewitt had been conducting Agere’s annual open enrollment for employee health and welfare plans before our merger with Agere. Because moving that function to a new vendor would have been more costly and disruptive, we allowed Hewitt to perform that function in 2007 for former Agere employees.

In 2007, the committee reviewed a number of background materials in making its decisions on executive compensation. The committee provided Hewitt with information about our executive officer compensation packages and instructed Hewitt to prepare comparisons of our compensation packages with those of selected companies in the high technology industry as well as a national survey of executive compensation practices called the “Radford Executive Survey” and to provide the committee with its observations about those compensation packages, which Hewitt did.

In late 2007, as part of the committee’s review of our overall compensation package, Hewitt also provided the committee with information about the compensation practices of the companies in the new peer group described under “Compensation Discussion and Analysis.” Hewitt provided the committee with information about practices including:

•	Performance measures used for annual bonuses.

•	Annual bonus payouts at threshold and maximum payout levels.

•	The prevalence and types of performance metrics used in long-term incentive awards.

•	The types of long-term incentives awarded and related vesting terms.

•	Stated compensation philosophies set out in proxy statements.

•	The composition of the peer group used by each of the members of our peer group.

•	Whether severance arrangements are offered and the nature of those arrangements.

•	Whether our peer group companies provide perquisites to top executives.

Our Human Resources organization also provided the committee with “tally sheets” showing all elements of each executive officer’s compensation for 2007 and totaling those amounts, as well as information about each executive officer’s historical compensation, including the value at various stock prices of unvested stock options and restricted stock units held by the officer and base salary and bonus history.

Beginning in 2008, our Human Resources organization will provide the committee with statements showing what our executive officers would be entitled to receive in the event of an involuntary termination and, following a future change in control if one were to occur, what our executive officers would be entitled to receive in the event of an involuntary termination or a voluntary termination when the individual does not receive a similar level of responsibility or compensation, situations commonly referred to as “good reason.”

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for matters relating to the organization and membership of the Board and its committees and for other corporate governance issues. The committee:

•	Identifies and recommends to the Board candidates for director positions and committee memberships.

•	Advises the Board on procedural and governance matters.

•	Oversees and develops criteria for oversight of evaluations of the Board.

•	Performs succession planning for executive officer positions.

The committee met four times in 2007.

Although it did not do so in 2007, the committee may retain and, in the past, has retained professionals to assist in identifying and evaluating candidates for director nominees. For each candidate, the Committee considers the individual’s likelihood to enhance the Board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties and satisfy any requirements imposed by law, regulation, or stock exchange listing requirements. We do not, however, have any specific minimum requirements for candidates. When considering candidates for director, the committee takes into account a number of factors, including the following:

•	Whether the candidate has relevant business experience.

•	Judgment, skill, integrity and reputation.

•	Existing commitments to other businesses.

•	Independence from management.

•	Whether the candidate’s election would be consistent with our corporate governance guidelines.

•	Potential conflicts of interest with other pursuits, including any relationship between the candidate and any customer, supplier or competitor of LSI.

•	Legal considerations, such as antitrust issues.

•	Corporate governance background.

•	Financial and accounting background, to enable the Nominating and Corporate Governance Committee to determine whether the candidate would be suitable for Audit Committee membership.

•	Executive compensation background, to enable the Nominating and Corporate Governance Committee to determine whether the candidate would be suitable for Compensation Committee membership.

•	The size and composition of the existing Board.

Before nominating a sitting director for re-election, the committee will also consider the director’s past performance as a member of LSI’s Board of Directors.

The committee will consider candidates for director suggested by stockholders applying the factors described above and considering the additional information described below. Stockholders wishing to suggest a candidate for director should write to the Corporate Secretary at the address indicated below, and include:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the committee.

•	The name of and contact information for the candidate.

•	A statement of the candidate’s business and educational experience.

•	A statement detailing the candidate’s ownership of LSI securities.

•	Information regarding each of the factors listed above, other than the factor regarding board size and composition, sufficient to enable the committee to evaluate the candidate.

•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate.

•	A statement from the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

Under our by-laws, nominations for director may be made only by or at the direction of the Board, or by a stockholder of record at the time of giving notice who is entitled to vote and who delivers written notice along with the additional information and materials required by the by-laws to our Corporate Secretary not later than 90 days before the anniversary of the date that we released to stockholders the proxy statement for our previous year’s annual meeting. For 2009, our Corporate Secretary must receive this notice on or before January 1, 2009. You can obtain a copy of the full text of the by-law provision by writing to our Corporate Secretary, 1621 Barber Lane, Milpitas, CA 95035.

Communications with Directors

Individuals who want to communicate with our Board of Directors or any individual director can write to:
LSI Corporation
Board Administration
400 Connell Drive — Suite 5000
Berkeley Heights, NJ 07922

You can also send an e-mail to the appropriate e-mail address below:

•	board@lsi.com for communications to the whole Board or any individual director.

•	auditchair@lsi.com for communications to the Chairman of our Audit Committee.

•	compensationchair@lsi.com for communications to the Chairman of our Compensation Committee.

•	nominatingchair@lsi.com for communications to the Chairman of our Nominating and Corporate Governance Committee.

Your communication should indicate that you are an LSI stockholder. The Corporate Secretary’s office will review each letter. Depending on the subject matter, that office will:

•	Forward the communication to the director or directors to whom it is addressed.

•	Attempt to handle the inquiry directly, without forwarding it, for example where it is a request for information about LSI or it is a stock-related matter.

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, the Corporate Secretary presents a summary of all communications received since the last meeting and makes those communications available to the directors on request. The Board has approved this process.

Compensation Committee Interlocks and Insider Participation

The following directors served on the Compensation Committee for some or all of 2007: Messrs. Chen, Haggerty, Keyes, Miner, Netravali, O’Rourke and Reyes. None of these individuals has ever been an employee of LSI, none of them was involved in a transaction involving LSI that we are required to disclose under “related person transaction” rules and no “compensation committee interlocks” existed during 2007.

Director Compensation

Since April 1, 2007, we have paid directors who are not employees of the company cash retainers and provided them with an annual stock option grant. The table below provides details about these programs. Directors who are employees of the company receive no additional compensation for their service as a director.

Compensation Element	Amount

Annual retainer	$60,000
Additional annual retainer for the Chairman of the Board	$60,000
Additional annual retainer for the Chairman of each standing committee	$7,500
Additional annual retainer for the members of the Audit Committee	$15,000
Additional annual retainer for the members of the Compensation Committee	$10,000
Additional annual retainer for the members of the Nominating and Corporate Governance Committee	$10,000
Number of shares covered by stock option granted to new directors	30,000
Number of shares covered by stock option granted annually to each director	30,000

Prior to April 1, 2007, our compensation program for directors who were not employees of the company consisted of the following elements:

Compensation Element	Amount

Annual retainer	$35,000
Additional fee for each regular Board meeting attended in person	$2,000
Additional fee for each telephonic Board meeting attended	$1,000
Additional annual retainer for the Chairman of the Board	$5,000
Additional annual retainer for the Chairman of the Audit Committee	$7,000
Additional annual retainer for each member of the Audit Committee determined to be an “Audit Committee Financial Expert”	$5,000
Additional fee for Audit Committee members for each Audit Committee meeting attended	$1,000
Additional fee for members of committees other than the Audit Committee for each committee meeting attended and not held in conjunction with a Board meeting	$1,000
Number of shares covered by stock option granted to a new director	30,000
Number of shares covered by stock option granted annually to each director	30,000

We increased the compensation of our directors in 2007 to reflect the additional workload that they have had in the last few years and to make the amounts we pay our directors more competitive with that paid by other companies so that we can continue to attract and retain talented individuals to serve on the Board. We also increased the compensation of our Chairman to reflect the expectation that he would participate in the meetings of the Board committees, even though he is not an official member of any of those committees.

Each non-employee director receives an option to purchase 30,000 shares of common stock when he or she first becomes a director. In addition, on April 1 of each year, each non-employee director automatically receives an option to purchase 30,000 shares of common stock, if on that date he or she has been a director for at least six months. Options granted to directors upon joining the Board become exercisable at the rate of 25% a year. Annual option grants become exercisable in full six months after the date of grant. Options granted to directors may be exercised only while the director serves on the Board, within 12 months after death or within three months after the individual ceases to serve as a director of LSI for a reason other than death, but in no event after the ten-year term of the option has expired.

The table below summarizes the compensation we paid for 2007 to each person who served as a non-employee director at any time during 2007.

Director Compensation for 2007

	Fees Earned	Option
	or Paid	Awards ($)	All Other
Name	in Cash ($)	(1)	Compensation ($)	Total ($)

Timothy Y. Chen	75,917	14,959	—	90,876
Malcolm R. Currie	39,625	—	—	39,625
Charles A. Haggerty	84,667	121,614	—	206,281
Richard S. Hill	55,000	21,084	—	76,084
James H. Keyes	91,750	95,919	—	187,669
Michael J. Mancuso	68,542	21,084	—	89,626
John H.F. Miner	69,917	121,614	—	191,531
Arun Netravali	51,667	21,084	—	72,751
R. Douglas Norby	36,250	—	—	36,250
Matthew J. O’Rourke	79,625	95,919	—	175,544
Gregorio Reyes	105,583	95,919	—	201,502

(1)	The amounts shown in this column reflect that amount of expense we would have recognized in our 2007 financial statements for stock options granted to the named individuals had we assumed that no options would be forfeited. You can find information about the assumptions we used in valuing these stock options in note 3 to the financial statements included in our 2007 Annual Report on Form 10-K. The following table presents additional information about stock options granted to our directors.

		Grant Date Fair Value		Number of Shares
	Date of Stock	of Stock Option		Subject to Stock Options
Name	Option Grant	Grant ($)		held at 12/31/07

Timothy Y. Chen	9/1/06	91,323	(a)	30,000
	4/1/07	95,919	(a)
	5/10/07	93,003
Malcolm R. Currie	4/1/07	95,919	(a)	—
Charles A. Haggerty	7/7/06	102,852		60,000
	4/1/07	95,919
Richard S. Hill	4/2/07	112,833		68,880
James H. Keyes	4/1/07	95,919		250,000
Michael J. Mancuso	4/2/07	112,833		73,200
John H.F. Miner	7/7/06	102,852		60,000
	4/1/07	95,919
Arun Netravali	4/2/07	112,833		90,480
R. Douglas Norby	4/1/07	95,919	(a)	—
Matthew J. O’Rourke	4/1/07	95,919		250,000
Gregorio Reyes	4/1/07	95,919		200,000

(a)	These grants were forfeited when the named individuals resigned from the Board in connection with the Agere merger. No amount related to these options was included in our 2007 financial statements or included in the Director Compensation for 2007 table.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP our audited financial statements for the year ended December 31, 2007, management’s assessment of the effectiveness of our internal control over financial reporting and PricewaterhouseCoopers’ report relating to the effectiveness of our internal control over financial reporting. The Audit Committee has discussed with PricewaterhouseCoopers the matters required under Statement on Auditing Standard No. 61 (Communication with Audit Committees), has received written disclosures and the letter required by the Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) from PricewaterhouseCoopers and has discussed with them their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in LSI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Michael J. Mancuso, Chairman
Richard S. Hill
James H. Keyes
Matthew J. O’Rourke

SECURITY OWNERSHIP

The following table sets forth information about the beneficial ownership of LSI common stock as of March 1, 2008, by all persons known to us to be beneficial owners of more than five percent of our common stock, by all directors, nominees for director and executive officers named in the Summary Compensation Table and by all current directors and executive officers as a group. On March 1, 2008, 650,134,373 shares of our common stock were outstanding.

	Number		Percent of Common
	of Shares		Stock Beneficially
Name	Beneficially Owned(1)		Owned

BlackRock, Inc.(2)	64,433,335		9.9
Franklin Mutual Advisers, Inc.(3)	57,795,368		8.9
The TCW Group, Inc.(4)	41,546,871		6.4
Timothy Y. Chen	—		—
Charles A. Haggerty	67,500			*
Richard S. Hill	46,380			*
James H. Keyes	345,070			*
Michael J. Mancuso	58,776			*
John H.F. Miner	45,060			*
Arun Netravali	71,440			*
Matthew J. O’Rourke	265,000			*
Gregorio Reyes	255,000			*
Abhijit Y. Talwalkar	1,335,316			*
Bryon Look	1,602,929			*
Andrew Micallef	515,090			*
Ruediger Stroh	393,451	(5)		*
D. Jeffrey Richardson	443,122			*
All current directors and executive officers as a group (20 individuals)	7,997,927		1.2

*	less than 1%

(1)	Includes beneficial ownership of the following numbers of shares of LSI common stock that may be acquired within 60 days of March 1, 2008 pursuant to stock options and restricted stock units awarded under LSI stock plans:

	Number of shares	Number of shares
	subject to stock	subject to restricted
Name	options	stock units

Mr. Chen	—	—
Mr. Haggerty	37,500	—
Mr. Hill	46,380	—
Mr. Keyes	250,000	—
Mr. Mancuso	50,700	—
Mr. Miner	37,500	—
Mr. Netravali	67,980	—
Mr. O’Rourke	250,000	—
Mr. Reyes	200,000	—
Mr. Talwalkar	1,100,000	—
Mr. Look	1,527,500	—
Mr. Micallef	424,218	25,000
Mr. Stroh	343,040	50,000
Mr. Richardson	375,000	—
All current directors and executive officers as a group	6,992,398	125,000

(2)	As reported in Schedule 13G/A filed February 8, 2008, with the Securities and Exchange Commission by BlackRock, Inc. BlackRock has shared voting and shared dispositive power over all shares. The address for BlackRock is 40 East 52nd Street, New York, NY 10022.

(3)	As reported in Schedule 13G filed January 30, 2008, with the Securities and Exchange Commission by Franklin Mutual Advisers, LLC. Franklin Mutual has sole voting and sole dispositive power over all shares. The address for Franklin Mutual is 101 John F. Kennedy Parkway, Short Hills, NJ 07078.

(4)	As reported in Schedule 13G filed February 11, 2008, with the Securities and Exchange Commission by The TCW Group, Inc. on behalf of the TCW Business Unit. TCW has shared voting power over 33,743,516 shares and shared dispositive power over all shares. The address for TCW is 865 South Figueroa Street, Los Angeles, CA 90017.

(5)	Includes beneficial ownership of 261 shares of stock issuable upon conversion of Agere’s 6.5% Convertible Subordinated Notes due December 15, 2009 held by Mr. Stroh.

PROPOSAL ONE — ELECTION OF DIRECTORS

Nominees

Our Board of Directors currently consists of 10 members. This year, Mr. James H. Keyes, who has been a director of the company since 1983, has decided not to stand for re-election. We would like to thank Mr. Keyes for his advice and counsel over the last 25 years and wish him well in the future. We expect to reduce the size of the Board to nine members when his current term expires. All directors are elected annually and serve until the next annual meeting or until their successors have been duly elected and qualified.

The Board of Directors expects all nominees named below to be available to serve as directors if elected. If any nominee named below is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for a nominee designated by the current Board of Directors to fill the vacancy.

The following table provides information about the nominees for election as directors.

			Director
Name of Nominee	Age	Principal Occupation	Since

Timothy Y. Chen	51	Corporate Vice President and Chief Executive Officer, Greater China Region, National Basketball Association	2007
Charles A. Haggerty	66	President and Chief Executive Officer, LeConte Associates	2006
Richard S. Hill	56	Chief Executive Officer and Director, Novellus Systems, Inc.	2007
Michael J. Mancuso	65	Retired Chief Financial Officer, General Dynamics	2007
John H.F. Miner	53	Retired President, Intel Capital	2006
Arun Netravali	61	Managing Partner, OmniCapital Group LLC	2007
Matthew J. O’Rourke	69	Consultant	1999
Gregorio Reyes	67	Management Consultant	2001
Abhijit Y. Talwalkar	44	President, Chief Executive Officer and a Director of the Company	2005

There are no family relationships between or among any of our directors or executive officers. Messrs. Hill, Mancuso and Netravali joined our Board in 2007 as designees of Agere Systems in connection with our merger with Agere.

Mr. Chen has been Chief Executive Officer, Greater China Region, of the National Basketball Association since October 2007. Prior to that position, Mr. Chen served as Corporate Vice President and Chief Executive Officer, Greater China Region, for Microsoft Corporation, a software provider, from September 2003 until October 2007. Mr. Chen is the former Chairman and President of Motorola (China) Electronics, Ltd., a wireless and broadband communications company, a position he held from September 2001 until joining Microsoft. Mr. Chen was appointed to our Board in 2006. In connection with our acquisition of Agere, he resigned from the Board in April 2007. The Board valued his contributions and unanimously re-elected him to the Board in May 2007.

Mr. Haggerty has served as President and Chief Executive Officer of LeConte Associates, a consulting and investment firm, since January 2000. From 1993 to 2000, Mr. Haggerty was Chairman, President and Chief Executive Officer of Western Digital Corporation, a maker of hard drives for digital information storage. Previously he was with IBM Corporation, where he served in various general management roles including marketing, product development and operations capacities during a 28-year career. He serves on the boards of Beckman Coulter, Inc., Deluxe Corporation, Imation Corporation and Pentair, Inc.

Mr. Hill has been Chief Executive Officer and a director of Novellus Systems, Inc., a supplier of integrated circuit manufacturing equipment, since 1993 and has been Chairman of its board of directors since 1996. Before joining Novellus, Mr. Hill spent 12 years at Tektronix, Inc., where he held a variety of positions, including President of Tektronix Development Company, Vice President of the Test and Measurement Group and President of Tektronix Components Corporation. Prior to joining Tektronix, he held engineering management and engineering positions at General Electric, Motorola and Hughes Aircraft Company. Mr. Hill is a director of Arrow Electronics, Inc. and the University of Illinois Foundation.

Mr. Mancuso is retired from General Dynamics, a supplier of business aviation and aircraft services, land and amphibious combat systems, mission-critical information systems and technologies, and shipbuilding and marine systems. He was Chief Financial Officer of General Dynamics from 1994 to 2006. Prior to joining General Dynamics in 1993, he was Vice President and Controller of United Technologies Corporation’s Pratt and Whitney Commercial Engine business unit. He also served 21 years with General Electric in various financial management positions. Mr. Mancuso is a director of CACI International Inc, SPX Corporation and The Shaw Group.

From April 2003 to June 2005, Mr. Miner was the President of Intel Capital, a venture capital organization of Intel Corporation, a microprocessor manufacturer, and a Corporate Vice President of Intel. He retired from Intel in June 2005, concluding 22 years of service in various sales, engineering, marketing and general management roles. From October 1993 through 2001, Mr. Miner served in a general management capacity overseeing major product divisions including the Enterprise Server and Communications Products and New Products Groups. In August 2002, Mr. Miner became General Manager, Intel Capital and was named President, Intel Capital in April 2003.

Since November 2004, Mr. Netravali has been Managing Partner of OmniCapital Group LLC, a venture capital firm. From January 2002 to April 2003, Mr. Netravali was Chief Scientist for Lucent Technologies Inc., a provider of services, systems and software for communications networks. From June 1999 to January 2002, Mr. Netravali was President of Bell Labs as well as Lucent’s Chief Technology Officer and Chief Network Architect. Mr. Netravali currently serves on the board of Level 3 Communications Inc.

Mr. O’Rourke was a partner with the accounting firm Price Waterhouse LLP (a predecessor firm of PricewaterhouseCoopers LLP) from 1972 until his retirement in June 1996. Since his retirement, Mr. O’Rourke has been engaged as an independent business consultant.

Mr. Reyes has been a private investor and management consultant since 1994. He co-founded Sunward Technologies in 1985 and served as Chairman and Chief Executive Officer until 1994. Mr. Reyes is a director of Dialog Semiconductor Plc and Seagate Technology.

Mr. Talwalkar has been our President and Chief Executive Officer and a member of our Board of Directors since May 2005. Prior to joining LSI, Mr. Talwalkar was employed by Intel Corporation, a microprocessor manufacturer. At Intel, he was Corporate Vice President and Co-general Manager of the Digital Enterprise Group from January 2005 until May 2005, Vice President and General Manager of Intel’s Enterprise Platform Group from May 2004 to January 2005, and Vice President and General

Manager of Intel’s Platform Products Group, within Intel’s Enterprise Platform Group, from April 2002 through May 2004. Mr. Talwalkar also served as Vice President and Assistant General Manager of Intel’s Enterprise Platform Group from June 2001 to March 2002.

Other Director

Mr. Keyes, who will not be standing for re-election, served as Chairman of Johnson Controls, Inc. from October 2002 until his retirement in December 2003. He served as Chairman and Chief Executive Officer of Johnson Controls, a provider of automotive systems, batteries and facility management and control, from January 1993 to October 2002. Mr. Keyes is a director of Pitney Bowes, Inc. and Navistar International Corporation, and is a trustee of Fidelity Funds, a fund complex consisting of 374 funds as of March 3, 2008.

Board Recommendation

The Board of Directors unanimously recommends a vote “FOR” the election of each of the nominees listed above as a director of the company.

PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our consolidated financial statements for the 2008 fiscal year. A representative of PricewaterhouseCoopers is expected to be present at the annual meeting, will be permitted to make a statement if desired and will be available to answer appropriate questions. The Audit Committee has considered whether the non-audit services provided by PricewaterhouseCoopers are compatible with maintaining the independence of PricewaterhouseCoopers and has concluded that the independence of PricewaterhouseCoopers is maintained and is not compromised by the services provided.

The following table presents the fees billed by PricewaterhouseCoopers to LSI for 2007 and 2006.

Nature of Services	2007	2006
	(In thousands)($)	(In thousands)($)

Audit Fees	4,259	3,150
Audit-Related Fees(1)	457	653
Tax Fees(2)	1,400	1,330
All Other Fees(3)	11	—

Total Fees Billed	6,127	5,133

(1)	Audit-Related Fees include fees for accounting assistance primarily related to due diligence activities in connection with mergers and acquisitions.
(2)	Tax Fees represent fees charged for tax advice, tax compliance, domestic and international tax planing and global audit defense.
(3)	For access to a global best practices tool provided by PricewaterhouseCoopers.

Under its charter, the Audit Committee must pre-approve all engagements of the independent auditors unless an exception to such pre-approval requirement exists under applicable law. Each year, the committee approves the retention of the independent auditors to audit our financial statements, including proposed fees, before the filing of the preceding year’s annual report on Form 10-K. At the beginning of the year, the committee will evaluate other known potential engagements of the independent auditors, including the scope of the work proposed to be performed and the proposed fees, and approve or reject each engagement, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditors’ independence from management. At each subsequent meeting, the committee will receive updates on the services actually provided by the independent auditors, and management may present additional services for approval. Typically, these would be services, such as due diligence for an acquisition, that would not have been known at the beginning of the year.

Under the committee’s charter, the Chairman of the committee has the authority to evaluate and approve engagements on behalf of the committee in the event that a need arises for pre-approval between committee meetings. This might occur, for example, if we proposed to execute a financing transaction on an accelerated schedule. If the Chairman approves any engagements under this authority, he will report that approval to the full committee at the next committee meeting. In 2007 and 2006, all engagements of our independent auditors were approved in accordance with our pre-approval requirements.

Board Recommendation

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as LSI’s independent registered public accounting firm for 2008.

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2007

(c)
	(a)		Number of
	Number of		Securities
	Securities to be	(b)	Remaining Available
	Issued upon	Weighted-average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
Plan Category	and Rights	and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	24,828,125	$9.91	57,267,506	(1)
Equity compensation plans not approved by security holders(2)	35,225,920	$10.28	7,972,286	(3)

Total	60,054,045	$10.13	65,239,792

(1)	Our employee stock purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, provides that the number of shares available for issuance under the plan is increased each fiscal year by an amount equal to:

•	1.15% of the number of shares outstanding at the end of the preceding fiscal year, less

•	the number of shares available for purchase under the plan at the end of the preceding fiscal year.

The number of shares added to the plan cannot exceed 3 million in any year and the board can choose to add a smaller number of shares to the plan. We have not increased the number of shares available under the employee stock purchase plan as a result of this provision since January 2001.

Of the amount shown in the table above, 1,794,290 shares were available for awards of restricted stock or restricted stock units under our 2003 Equity Incentive Plan. Those shares were also available for stock option awards.

(2)	In connection with a number of acquisitions we have made, we have assumed equity awards originally granted by the acquired company. The table does not include information about those awards. At December 31, 2007 and pursuant to those awards, up to 45,106,935 shares were issuable upon exercise of outstanding stock options and stock appreciation rights, with a weighted average exercise price of $20.40 per share and up to 4,258,451 shares were issuable upon vesting of restricted stock units. We will not issue any further awards under the plans pursuant to which these awards were issued.

(3)	These shares were available for issuance under our 1999 Nonstatutory Stock Option Plan. We can grant stock options to employees other than officers under this plan, with an exercise price that is no less than the fair market value of the stock on the date of grant. The term of each option is generally seven years. Options generally vest in annual increments of 25% per year commencing one year from the date of grant.

You can find additional information about our equity compensation plans in note 3 to the financial statements included in our annual report on Form 10-K for the year ended December 31, 2007.

PROPOSAL THREE — APPROVAL OF OUR AMENDED 2003 EQUITY INCENTIVE PLAN

The Board of Directors has amended our 2003 Equity Incentive Plan, subject to approval by the stockholders. The amended plan will become effective upon approval by stockholders.

We currently grant stock options and restricted stock units to employees and stock options to members of our Board of Directors. We have three plans under which we grant equity awards to employees and one under which we grant equity awards to members of the Board. If this proposal is approved, we will grant future equity awards to employees and directors only from the 2003 plan and we will make no further grants under the other three plans. Using one plan for all equity grants will have a number of benefits, including:

•	Reducing the administrative burden of administering four separate equity plans, each with its own set of rules, which differ from plan to plan.

•	Allowing us to avoid the possibility of having shares available in one plan, but that plan not allowing us to grant the type of award we desire.

If our stockholders approve the amended plan, we expect that our Board will adopt a policy under the plan providing for the same annual grants of stock options to directors that are currently provided for under our director equity plan.

If our stockholders do not approve the amended plan, the existing plan will remain in effect and we will retain the ability to grant equity awards out of our other plans. While we will have a sufficient number of shares available to meet our anticipated needs over the next year in connection with the grant of stock options, we will not have a sufficient number of shares available for the grant of restricted stock units. On March 28, 2008, the reported last sale price of a share of our common stock on the New York Stock Exchange was $4.98.

Summary of Changes

The principal changes we are proposing to the 2003 plan are:

•	Making a total of 45 million shares available for use under the plan after the amended plan is approved by stockholders. Of that amount, 15 million shares will be available for grants of restricted stock and restricted stock units. We anticipate that this will meet our needs for at least two years. As of March 17, 2008, a total of 39,835,322 shares were available under our four discretionary equity grant plans, of which only 172,138 shares were available for awards of restricted stock and restricted stock units. All of the shares available could be used for the grant of stock options.

•	Making directors eligible to participate in the plan.

•	Making stock appreciation rights a permitted type of award under the plan.

•	Increasing the limits on the size of awards that can be granted to any person in one year from two million to four million shares for stock options and from 500,000 to one million shares for restricted stock and restricted stock units.

•	Allowing incentive stock options to be granted for 10 years following the most recent stockholder approval of the 2003 plan.

Plan Description

The following is a description of the material terms of the amended 2003 Equity Incentive Plan.

Awards

The plan permits the grant of the following types of awards:

•	Stock options.

•	Restricted stock and restricted stock units.

•	Stock appreciation rights.

Shares Available

A total of 45 million shares will be available for awards granted under the plan on or after the date that stockholders approve the amended plan. Of this amount, no more than 15 million shares may be used for the grant of restricted stock or restricted stock units. Shares that are subject to awards that are canceled, that expire or otherwise terminate without the issuance of shares, and restricted stock that is forfeited, will be added back to the “pool” of shares from which we can grant awards. Shares made the basis of canceled or forfeited restricted stock and restricted stock units will also be added back to the pool of shares available for those types of awards. Shares used to pay the exercise price or taxes on an award will not be added back to the pool.

Plan Administration

The plan is administered by the Compensation Committee. The committee can delegate its authority to grant and administer awards to people who are not subject to Section 16 of the Securities Exchange Act of 1934. Currently, our directors and executive officers are subject to that law. The committee may not implement an exchange or repricing program without the approval of our stockholders. Under these types of programs, outstanding awards are amended to provide for a lower exercise price, or exchanged for a different type of award, cash, or a combination of cash and a different type of award.

The committee can waive any performance requirement or accelerate the vesting or exercisability of any award granted under the plan.

Eligibility

All of our employees and directors are eligible to receive awards under the plan. As of March 1, 2008, we had a total of 5,924 employees and directors.

Capital Changes

If we pay a special dividend or make any other distribution, or effect a stock split, reorganization or other change in our capital structure, the committee will adjust the number and class of shares available for issuance under the plan, the number, class and price of shares or other property or cash subject to outstanding awards and the per-person limits on awards, as appropriate, to reflect the transaction.

Stock Options

Stock options give the holder the right to purchase shares from us at a specified price and for a specified period of time. The plan permits the grant of both incentive stock options and nonqualified stock options. Incentive stock options are stock options that are intended to qualify for treatment under Section 422 of the Internal Revenue Code. Nonqualified stock options are stock options that are not incentive stock options. Employees and directors can receive nonqualified stock options. Only employees can receive incentive stock options. Our current practice is to grant only nonqualified stock options.

The committee will fix the term of each option at the time of grant. The term cannot be longer than seven years from the date of grant, or five years in the case of an incentive stock option granted to a 10% stockholder. Typically, the stock option will not be exercisable for some period of time or until a condition, such as a performance target, is met. After an option is granted, the Committee, in its sole discretion, may accelerate the exercisability of an option. Our current practice is to grant employees options with a seven-year term that become exercisable at the rate of 25% per year until fully exercisable. Our current practice for options granted to directors is described above under “Corporate Governance — Director Compensation.”

The exercise price for each option may not be less than 100% of the fair market value of a share of common stock on the date of the option grant, or less than 110% of such fair market value in the case of grants of incentive stock options to 10% stockholders. No person can be granted stock options covering more than 4 million shares in any fiscal year. We are increasing this limit from 2 million shares in the current plan, and increasing the other per person award limits in the plan, to provide the Compensation Committee with additional flexibility to provide employees with levels of compensation that the committee feels are appropriate.

When a holder exercises a stock option granted under the plan, the holder must pay the exercise price in full and make arrangements acceptable to us for the satisfaction of applicable tax withholding requirements. The method of payment is determined by the committee, and may be in cash, cash equivalent, other shares of common stock or any other form that is considered legal consideration for the shares and is permitted under Delaware law.

When an individual’s employment with the company or service as a director ends, all stock options that are not then exercisable will terminate. To the extent that it is then exercisable, a stock option may remain exercisable for a period determined by the committee, but not longer than the original term of the option.

Stock Appreciation Rights

Stock appreciation rights give the holder the right to receive any future appreciation in the value of the shares subject to the award. The appreciation may be paid in cash or shares of equal value or a combination of the two. The value we will pay upon the exercise of a stock appreciation right is equal to the product of the number of shares for which the award is exercised and the difference between the fair market value of a share of our stock on the day of exercise (or the day before) and the base price, which cannot be lower than the fair market value of a share on the date of grant. No person can receive stock appreciation rights covering more than 4 million shares in a fiscal year.

Like stock options, the maximum term of a stock appreciation right is seven years and a stock appreciation right typically will not be exercisable for some period of time after grant. When an individual’s employment with the company or service as a director ends, all stock appreciation rights that are not then exercisable will terminate. To the extent that it is then exercisable, a stock appreciation right may remain exercisable for a period determined by the committee, but not longer than the original term of the right.

Our current plans do not permit the grant of stock appreciation rights. We are proposing to add them as a permitted award type so that we can award them if we believe doing so would further our compensation goals.

Restricted Stock

Restricted stock is stock that can be forfeited if the holder leaves the company before the end of a specified vesting period or if specified performance goals are not met. No participant may be granted more than 1 million shares of restricted stock and restricted stock units in any fiscal year. This is an increase from the current limit of 500,000 restricted shares and restricted stock units per person per fiscal year.

Restricted Stock Units

A restricted stock unit entitles the holder to receive a share of stock after the passage of a vesting period. A restricted stock unit award may also require that a performance goal be met for the award to vest. When a restricted stock unit vests, we deliver the underlying shares to the holder after making arrangements for the payment of applicable withholding taxes. We typically withhold shares having a value equal to the applicable tax withholding.

The committee can pay earned restricted stock units in cash, shares or a combination of cash and shares. No participant may be granted more than 1 million restricted stock units and shares of restricted stock during any fiscal year. This is an increase from the current limit of 500,000 restricted shares and restricted stock units per person per fiscal year.

Performance Goals

Awards under the plan may be made subject to the attainment of performance goals relating to one or more performance measures including: cash flow; earnings per share; profit after tax; profit before tax; return on capital; return on equity; return on sales; revenue and total shareholder return. Any performance goals used may be measured, as applicable, in absolute terms, in relative terms, on a per-share basis, against the performance of the company as a whole or a segment or business unit of the company, and/or on a pre-tax or after-tax basis (if applicable). In all other respects, performance goals will be calculated in accordance with our financial statements, generally accepted accounting principles, or under a methodology established by the committee prior to the issuance of an award, which is consistently applied. The performance goals may differ from participant to participant and from award to award. Making awards subject to performance goals may allow compensation payable under the awards to be viewed as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code, which limits the deductibility for tax purposes of non-performance-based compensation paid to some of our executive officers.

Transferability of Awards

Awards granted under the plan will generally not be transferable, although the committee may allow for limited transferability, and all rights with respect to an award generally will be available, during the lifetime of the holder, only to the holder of the award.

Change in Control

In the event of a merger or change in control of the company, the committee will determine how each outstanding award will be treated. The committee may provide, for example, that each award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The committee need not treat all awards similarly in the transaction.

In the event the successor corporation does not assume or substitute for the award, (1) the holder will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, (2) all restrictions on restricted stock and restricted stock units will lapse, and (3) if the award has performance-based vesting, all performance goals or other performance-based vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or change in control, the committee can determine the period in which the award can be exercised.

Amendment and Termination of the Plan

The committee may amend, suspend or terminate the plan at any time, but such amendment, suspension or termination may not impair the rights of any participant without the participant’s consent. In addition, without further stockholder approval, incentive stock options may not be granted under the 2003 plan after the 10th anniversary of the most recent date on which the plan was approved by our stockholders.

Tax Effects

The following paragraphs summarize the material federal income tax consequences to U.S. taxpayers and the company of awards granted under the plan. Tax consequences for any particular individual may be different.

The following discussion assumes that the fair market value of the company’s common stock on the date of exercise is greater than the per share exercise price.

Nonqualified Stock Options.  No taxable income is reportable when a nonqualified stock option with an exercise price equal to or greater than the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value on the exercise date of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee is subject to tax withholding by the company. Any additional gain or loss recognized upon any later disposition of the shares purchased would be capital gain or loss.

Incentive Stock Options.  No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is similar to the taxation for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.  No taxable income is reportable when a stock appreciation right with an exercise price equal to or greater than the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock and Restricted Stock Units. A participant generally will not have taxable income at the time restricted stock or restricted stock units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Tax Effect for LSI.  LSI generally will be entitled to a tax deduction in connection with an award under the plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes the income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and other specified highly compensated executive officers. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of those executives will be deductible only to the extent that it does not exceed $1 million. However, we can preserve the deductibility of certain compensation in excess of $1 million if the conditions of Section 162(m) are met. These conditions include stockholder approval of the plan, setting limits on the number of awards that any individual may receive and for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. We have designed the plan to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with those awards.

Section 409A.  Section 409A of the Internal Revenue Code provides certain requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six (6) months after such officer’s separation from service.

Awards granted under the plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF UNITED STATES FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2003 EQUITY INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Future Plan Awards

The awards to be made under the plan in the future to current or future employees will be decided at the time and cannot be determined at this time. We do expect the Board to adopt a policy under the plan providing for the same automatic grants of stock options to directors as are currently provided for in our director equity plan. This would result in each non-employee director who has served as a director for at least six months receiving an option covering 30,000 shares each April 1. The term of these options would be seven years, as opposed to the 10-year term provided for in the current director equity plan.

Board Recommendation

The Board of Directors recommends a vote “FOR” the approval of the amended 2003 Equity Incentive Plan.

PROPOSAL FOUR — APPROVAL OF OUR AMENDED
EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors has amended our Employee Stock Purchase Plan, subject to approval by the stockholders. The amended plan will become effective at the beginning of the next purchase period on May 15, 2008, if it is approved by stockholders. The plan permits participating employees periodically to purchase shares of our common stock at a discount through payroll deductions. The amended plan is intended to comply with the rules contained in Section 423(b) of the Internal Revenue Code with respect to participation by U.S. employees.

Our International Employee Stock Purchase Plan is similar to the Employee Stock Purchase Plan, but is used only for employees outside the United States. In connection with the amendment, we will consolidate our International Employee Stock Purchase Plan into the Employee Stock Purchase Plan. For logistical reasons, we expect the plan consolidation to occur in November 2008. Shares purchased under the international plan in November 2008 will come from that plan’s existing pool of shares.

We are proposing to consolidate the two plans for reasons similar to those for proposing to consolidate our other equity plans. If our stockholders do not approve the amended plan, the existing plans will remain in place and we will continue offering shares under those plans until we use up the remaining shares available under those plans.

Summary of Changes

The principal changes we are proposing to the Employee Stock Purchase Plan are:

•	Making a total of 25 million shares available for use under the plan after the amended plan is approved by stockholders.

•	Consolidating the international plan into the plan, so that the international plan will become a sub-plan of the plan.

•	Extending the term of the plan through May 14, 2018.

Plan Description

The following is a description of the material terms of the amended Employee Stock Purchase Plan. This plan is at times referred to as the “U.S. plan” to distinguish it from the International Employee Stock Purchase Plan.

Shares Available

If the amended plan is approved by stockholders, a total of 25 million shares will be available for purchase under the plan. As of March 17, 2008, 13,217,805 shares remained available for purchase under the U.S. plan and 1,209,524 shares remained available under the international plan. The existing plan also includes a replenishment provision. Under this provision, the number of shares available for purchase under the plan increases at the end of each fiscal year by 1.15% of the number of shares of common stock we have outstanding less the number of shares available for future purchase under the plan. The amended plan does not contain this replenishment provision.

Plan Administration

The plan is administered by the Board. The Board can delegate its authority. The Board can adopt rules, procedures and/or sub-plans to satisfy applicable non-U.S. laws or to achieve tax or other objectives for locations outside of the United States. The Board currently has delegated its authority to the Compensation Committee.

Eligibility

Any person who is employed by LSI or a subsidiary that has been designated by the Board to participate in the plan, and whose employment is for at least 20 hours per week and more than five months in a calendar year, is eligible to participate in the plan. Employees outside the United States will not be eligible to participate in the U.S. plan until the international plan is consolidated into the U.S. plan. For regulatory reasons, employees in several countries are not expected to be eligible to participate in the plan.

As of March 1, 2008, a total of approximately 5,665 employees would have been eligible to participate in the plan, assuming that the international plan had been consolidated into the U.S. plan before that date. As of that date, approximately 60% of our employees were participating in either the U.S. plan or the international plan.

Purchase Terms

The plan involves the use of overlapping offering periods of approximately 12 months each commencing approximately every six months. Each offering period consists of two purchase periods of approximately six months. The Board can change the length of offering periods and purchase periods, but no offering period can be longer than 27 months. Offering periods and purchase periods begin on the first trading day on or after May 15 and November 15 each year.

At the beginning of each offering period, participating employees are granted the opportunity to purchase shares with accumulated payroll deductions at the end of each purchase period in the offering period.

The per share purchase price for shares purchased under the plan is the lower of:

•	85% of the fair market value of a share of our common stock at the beginning of the applicable offering period,

•	85% of the fair market value of a share of our common stock on the purchase date.

If shares are to be added to the plan at a time when the fair market value of a share of common stock is higher than it was at the beginning of the offering period, then unless otherwise directed by the Board, the purchase price for the added shares during any then existing offering period will be set at the lesser of 85% of the fair market value of a share of common stock on the date the added shares are authorized by stockholders or 85% of the fair market value of a share on the applicable purchase date.

The fair market value of our common stock for any relevant date generally will be the closing price per share on that date on the New York Stock Exchange.

Payment of Purchase Price; Payroll Deductions

Employees purchase shares under the plan using payroll deductions. The deductions currently may not exceed 15% of a participant’s eligible compensation, which includes regular and recurring straight time earnings, payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and commissions, and excludes other compensation.

All payroll deductions are credited to the participant’s account under the plan. No interest accrues on the payroll deductions. All payroll deductions received or held by the company may be used for any corporate purpose and need not be segregated.

Purchase of Stock

On each purchase date, a participant will purchase the number of full shares that their accumulated payroll deductions can purchase at the purchase price determined as described above. There are limits on how many shares a participant can purchase:

•	No participant can purchase more than 1,000 shares in any purchase period.

•	No participant can make aggregate purchases of stock of the company and its majority-owned subsidiaries under the plan and any other employee stock purchase plans qualified as such under Section 423(b) of the Internal Revenue Code in excess of $25,000 (determined using the fair market value of the shares at the time the option is granted) during any calendar year.

•	No employee who owns 5% or more of the total combined voting power or value of all classes of shares of our stock or our subsidiaries’ stock, including shares that may be purchased under the plan or pursuant to any other options, will be permitted to purchase shares under the plan.

To the extent permitted by any applicable laws, regulations, or stock exchange rules, if the fair market value of the common stock on any purchase date is lower than the fair market value of the common stock at the beginning of the offering period, then all participants in the offering period will be automatically withdrawn from the offering period immediately after the exercise of their option on the purchase date and automatically re-enrolled in the immediately following offering period.

Withdrawal

A participant may withdraw from the plan during a purchase period, subject to limitations prescribed by the company. If a participant withdraws from the plan, we will return to them their accumulated payroll deductions, without interest. If a participant withdraws, they cannot participate in the plan again until the next offering period.

Termination of Employment

If a participant’s employment with the company or a participating subsidiary terminates for any reason, including retirement or death, his or her participation in the plan will end immediately and any accumulated payroll deductions will be returned without interest.

Capital Changes

If any change is made in our capitalization, as a result of a stock split, reverse stock split, stock dividend, combination or reclassification or any other increase or decrease in the number of shares of common stock outstanding without receipt of consideration by the company, or if the company effects one or more reorganizations, recapitalizations, or rights offerings, proportionate adjustments will be made to the maximum number of shares available for issuance under the plan, the maximum number of shares each participant may purchase during each purchase period, as well as the price per share and the number of shares of stock covered by each option under the plan.

In the event of the proposed dissolution or liquidation of the company, the Board will shorten any offering period then in progress by setting a new purchase date and any offering periods will end on the new purchase date unless otherwise determined by the Board. The new purchase date will be prior to the dissolution or liquidation.

In the event of the proposed sale of all or substantially all of the company’s assets or the merger of the company with or into another corporation, either the successor will assume the plan or the Board will shorten the offering periods then in effect and set a new purchase date. The new purchase date will be prior to the merger or change in control.

Sub-plans

The Board may adopt rules, procedures and/or sub-plans relating to the operation and administration of the plan to accommodate the specific requirements of local laws or procedures in jurisdictions outside of the United States or to achieve certain tax or other objectives for jurisdictions outside of the United States. The provisions of the sub-plans may differ from those of the plan, except with regard to the maximum length of the offering periods (which may not exceed 27 months), the number of shares reserved for issuance under the plan, and the amendment and termination of the plan.

Amendment and Termination of the Plan

The Board may at any time amend or terminate the plan, except that the amendment or termination generally may not adversely affect an employee’s participation in an offering period for which the employee has already enrolled. The Board can terminate an offering period on any purchase date if it determines that the termination of the offering period or of the plan is in the best interests of the company and its stockholders. In addition, if the plan is terminated, the Board may terminate all outstanding offering periods either immediately or upon completion of the purchase of shares on the next purchase date or may elect to permit offering periods to expire in accordance with their terms.

Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board can change the duration of offering periods or purchase periods, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with amounts withheld from the participant’s compensation and establish such other limitations or procedures consistent with the plan.

If the Board determines that the ongoing operation of the plan may result in unfavorable financial accounting consequences, the Board may, in its discretion, modify or amend the plan to reduce or eliminate the accounting consequences, including, but not limited to:

•	Altering the purchase price for any offering period, including an offering period underway at the time of the change.

•	Shortening any offering period so that the offering period ends on a new purchase date, including an offering period underway at the time.

•	Reducing the maximum percentage of compensation a participant may elect to have deducted from their pay, and reducing the maximum number of shares a participant may purchase.

Tax Effects

The following paragraphs summarize the material U.S. federal income tax consequences to participants and the company with respect to the shares purchased under the plan. The summary does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which a participant may reside.

The plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the plan are sold or otherwise disposed of.

When a participant sells or otherwise disposes of shares purchased under the plan, the participant will generally be subject to tax and the amount of the tax will depend upon the length of time that the shares have been held.

If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and more than one year after the purchase date, the participant will recognize ordinary income equal to the lesser of the following two amounts:

•	the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price.

•	an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period.

Any further gain will be treated as long-term capital gain.

If the shares are sold or otherwise disposed of before the expiration of these holding periods, the excess of the fair market value of the shares on the purchase date over the purchase price will generally be treated as ordinary income, and any further gain or any loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase.

Different rules may apply with respect to participants subject to Section 16(b) of the Securities Exchange Act of 1934.

LSI generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income reported by participants upon disposition of shares prior to the expiration of the two holding periods described above.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE EMPLOYEE STOCK PURCHASE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Future Participation in the Plan

Participation in the plan is voluntary and dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the plan cannot be determined at this time.

Board Recommendation

The Board of Directors recommends a vote “FOR” the approval of the amended Employee Stock Purchase Plan.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Objectives

Our compensation program is intended to provide each of our executive officers with a comprehensive compensation package that will motivate them to drive both short-term and long-term business success while at the same time allowing us to attract, retain and reward talented individuals to lead the business.

In light of these objectives, we followed the following guidelines in designing our executive officer compensation program:

•	We should have base salaries and employee benefit programs that are competitive with the programs offered by companies with which we compete for executive talent.

•	We should provide executives with the opportunity to earn short-term cash incentives based primarily on our achievement of corporate financial goals. For more senior executives, the short-term cash incentive opportunity should be a greater percentage of their total cash compensation opportunity so that more of their cash compensation depends on achievement of corporate goals. For example, in 2007, our CEO’s target bonus was 50% of his total cash compensation opportunity, while the target bonus of other executive officers ranged from 33 1/3% to 43% of their total cash compensation opportunity.

•	We should offer equity opportunities that provide long-term incentives for creating additional stockholder value. We believe that offering our executive officers the ability to profit from increases in the market price of our shares through a combination of stock options and restricted stock units aligns the interests of our executive officers with the long-term interests of our stockholders.

Our Benchmarking Practices

In analyzing our executive officer compensation programs, the Compensation Committee reviews benchmarking information prepared by Hewitt, the committee’s consultant, about the executive compensation practices of a designated peer group of companies. For the compensation decisions made in February 2007, our designated peer group included 20 high technology companies, selected by Hewitt and approved by the committee. The companies in the peer group for 2007 were:

Adaptec, Inc.	Fairchild Semiconductor International
Advanced Micro Devices, Inc.	KLA-Tencor Corporation
Agere Systems Inc.	Lam Research Corporation
Altera Corporation	National Semiconductor Corporation
Applied Materials, Inc.	Network Appliance, Inc.
Atmel Corporation	NVIDIA Corporation
Broadcom Corporation	QLogic Corporation
Brocade Communications Systems	Qualcomm, Inc.
Conexant Systems, Inc.	Sun Microsystems, Inc.
EMC Corporation	Xilinx, Inc.

Following the Agere acquisition in April 2007, we re-evaluated our peer group in light of the new size and focus of the company. For 2008, we chose companies in industry groups similar to the ones in which we conduct business and which ranged in market capitalization from about one-third to three times our market capitalization. This group of companies was selected by Hewitt and reviewed and approved by the Compensation Committee. The companies in the peer group for 2008 are:

Advanced Micro Devices, Inc.	MEMC Electronic Materials, Inc.
Altera Corporation	National Semiconductor Corporation
Amkor Technology, Inc.	Network Appliance, Inc.
Analog Devices, Inc.	NVIDIA Corporation
Atmel Corporation	ON Semiconductor Corporation
Broadcom Corporation	Sandisk Corporation
Fairchild Semiconductor International	Spansion Inc.
International Rectifier Corporation	Western Digital Corporation
Marvell Technology Group Ltd.	Xilinx, Inc.

The benchmarking studies conducted by Hewitt provided information for each of base salary, target bonus and equity compensation, as well as total compensation.

Compensation Elements

Our executive officer compensation program includes the following types of pay:

•	Base salary.

•	Bonus incentives.

•	Stock options.

•	Restricted stock units.

•	Executive perquisites.

•	Other benefits that are generally available to all of our employees.

•	Change-in-control and, in some cases, severance arrangements.

Except for benefits available to employees generally, the Compensation Committee reviews each element of executive compensation separately and total compensation as a whole. The committee determines the appropriate mix of elements with a view to furthering our compensation objectives and to ensure that, with respect to base salary, target bonus and equity compensation, we remain competitive with the executive officer compensation practices of our designated peer group of companies.

In determining the extent of the use and the weight of each element of compensation, the committee considers the effect and importance of each element in meeting our compensation objectives. For example, base salary, executive perquisites and generally available benefits allow us to remain competitive in the marketplace in order to continue to attract top talent. We structure our bonus incentives to reward executive officers for achieving organizational performance goals and may consider individual performance when determining the actual amount to be paid. In determining the target bonus incentive opportunity we provide, we seek to stay competitive in the marketplace.

Cash Compensation

We typically set base salaries and target bonus percentages for individual officers when we hire them or when we promote them from other positions at the company. We review base salaries and target bonus percentages annually and at other times if individual circumstances make doing so appropriate. We would consider whether to change these amounts in the following situations:

•	When an individual’s role in the company changes and they have more or less responsibility or have more or less potential to affect our results.

•	When doing so maintains what we believe to be appropriate relationships between the compensation provided to different executive officers.

•	When we believe doing so is necessary for retention reasons.

•	When market data indicates that we are not compensating an individual at the desired level.

Equity Compensation

Our equity incentives include stock options and restricted stock units that are multi-year awards intended to provide incentives to our executive officers to increase stockholder value and to continue to serve as an employee of LSI until their options become exercisable or their restricted stock units vest. We believe that the use of restricted stock units in addition to stock options helps further our retention goals.

We typically grant equity awards to employees broadly in February or early March of each year. We make other grants during the year principally for new hires and for retention. We generally make these grants at the beginning of each month and at regularly scheduled board meetings. We do not decide when to make equity grants based on our plans for the public release of material information and do not time our release of material information to the public based on when we make equity grants. Our Compensation Committee may take action to grant awards on a future date. We do this to reduce the number of days during a month on which restricted stock units vest because of the effort involved in issuing shares and so that all employees can have the same grant date for the equity awards they receive as part of our annual grant program.

Total Compensation Opportunity

The committee generally considers whether a proposed mix of all of the elements of a compensation package meets our compensation objectives when taken as a whole. In determining levels of executive compensation, the committee reviews and considers existing equity awards but has not developed a formal policy concerning the impact of grants made in the past on future awards.

In 2007, we targeted total compensation opportunity, including base salary, target bonus and equity compensation, in the 3rd quartile, that is between the 50th and 75th percentiles, of our designated peer group. The committee also sought to have each element of compensation, with stock options and restricted stock units being considered together for this purpose, fall within the 3rd quartile of our designated peer group. The actual level provided to any individual depended on a number of factors, including individual performance, experience, value to the business and competitive conditions. Over the longer term, the committee intends to target base salaries at the 50th percentile of our designated peer group and weight more of the total compensation opportunity toward incentive compensation.

Perquisites

We provide our officers with a package of perquisites to offer market-competitive compensation and to attract top executive talent, including:

•	Car allowance. We provide our Chief Executive Officer $1,000 per month and our other executive officers $800 per month as a car allowance and do not otherwise reimburse them for use of a personal car for business purposes.

•	Tax and financial counseling allowances. We will reimburse fees for tax planning and preparation or financial counseling of up to $3,500 a year for our Chief Executive Officer and up to $2,500 a year for our other executive officers.

•	Estate planning. We will reimburse our executive officers up to $5,000 over the course of their employment with us for estate planning services.

•	Travel lounge membership. Recognizing that our executive officers travel often, visiting diverse company, customer and supplier locations, we will reimburse them for the cost of one airline club membership fee a year.

•	Annual physical. Because the health of our executive officers is important to us, we are willing to pay the full cost of an annual physical if it is not covered by our health insurance program.

As discussed below, we currently provide Messrs. Micallef and Stroh with perquisites consistent with Agere’s compensation program — a $1,400 a month car allowance (Mr. Stroh only) and a $10,000 per year financial counseling allowance and a tax gross-up on the financial counseling allowance. In 2007, Agere paid the financial counseling allowance and related tax gross-up in early February, before our merger was completed, and those amounts do not show up in the Summary Compensation Table. As discussed below, in connection with the Agere merger, we made a two-year commitment to maintain roughly the same benefits provided by Agere to former Agere employees. We expect to have a unified perquisite program for all executive officers in 2009.

We also use specific benefits to address specific issues. For example, we provide Messrs. Talwalkar and Richardson with commuting allowances and Mr. Talwalkar with a housing allowance. When we hired them, each of them lived over 600 miles from their primary work location at our headquarters in Milpitas, California. To give Mr. Talwalkar time to decide whether to move to the Milpitas area, we agreed in 2005 to provide him with a two-year housing and commuting allowance. To give him additional time to decide whether to relocate to the Milpitas area, we subsequently agreed to extend this benefit for an additional year, which will expire in May 2008. Under this arrangement, we provide him with $5,000 per month, an amount the Compensation Committee believed reasonable based on housing costs near our headquarters in Milpitas, and pay his reasonable commuting costs. We also provide a tax gross-up so that these expenses do not cost him anything out-of-pocket.

Similarly, because Mr. Richardson is a valued member of our management team, we allow him to participate in our commuter expense reimbursement policy, under which we reimburse him for his costs of commuting to our Milpitas offices and for lodging in Milpitas and provide a tax gross-up on that amount.

Company-wide Benefits

Our executive officers also are eligible to participate in the health and welfare programs that we make available to our employees generally, although in some cases with higher benefit levels. They can also participate in our 401(k) program and our employee stock purchase plan on the same terms as other employees.

Compensation of the CEO in 2007

We did not pay Mr. Talwalkar a bonus for 2007. The Compensation Committee did establish the general framework of a bonus program for Mr. Talwalkar, but did not seek to set targets for Mr. Talwalkar until after the company had developed a business plan for the year following completion of our merger with Agere. Because of the loss we reported in the second quarter, the committee believed at the time that it would be unlikely to be appropriate to pay him a bonus for the year and did not establish specific bonus incentive targets for him.

When he joined LSI in 2005, we awarded Mr. Talwalkar substantial stock option and restricted stock unit grants. Because of the size of these grants, the committee did not feel it appropriate to award him additional equity in 2006. In February 2007, the committee awarded Mr. Talwalkar a stock option covering 400,000 shares and 120,000 restricted stock units. The stock option will become exercisable in four equal annual installments and the restricted stock units will vest in four equal annual installments. These awards were smaller than the committee otherwise would have provided to Mr. Talwalkar because of the size of the 2005 grants. While we normally grant stock options and restricted stock units to executive officers in a 3-to-1 ratio to match industry practice, we use a higher ratio of stock options for our Chief Executive Officer because we believe more of his long-term compensation should depend on improvement in our stock price.

The committee also re-evaluated Mr. Talwalkar’s base salary in February 2007. Noting that his salary was within the 3rd quartile of salaries for chief executive officers in our designated comparison group, it determined not to change his base salary.

In February 2008, the committee awarded Mr. Talwalkar a stock option covering 1.6 million shares and 300,000 restricted stock units. The awards were intended to provide Mr. Talwalkar with a substantial incentive to remain with the company and continue the work of repositioning the company begun in 2007, including the Agere merger and integration, the focusing of the company’s business on storage and networking products, the sale of our Consumer and Mobility businesses and determining to exit our semiconductor and storage systems assembly and test activities. The greater number of shares covered by this year’s award compared to last year’s award also reflects our lower stock price this year and the smaller number of shares covered by awards granted in 2007 due to the size of the awards we granted to Mr. Talwalker when he joined the company in 2005. When our stock price is lower, we must use more shares for equity awards to deliver the same dollar value.

The committee also weighted more of the total value of the awards towards stock options based on its belief that more of our Chief Executive Officer’s equity compensation should depend on the company’s stock price improving and less on just remaining with the company through the vesting period of restricted stock units. These awards resulted in Mr. Talwalkar’s long-term equity opportunity falling within the 3rd quartile of our designated peer group.

The stock options will become exercisable in four equal annual installments and the restricted shares will vest in three equal annual installments, in each case starting on the first anniversary of the grant date. We reduced the vesting term of restricted stock units this year for employees generally, including Mr. Talwalkar, from four years to three years to increase the perceived value of the awards.

We believe that structuring the long-term opportunity for Mr. Talwalkar in this way provides Mr. Talwalkar with both a strong incentive to stay with the company and a strong motivation to significantly improve the company’s performance.

Mr. Talwalkar’s salary, target bonus opportunity and equity awards are each greater than those of our other executive officers because the Compensation Committee believes that the Chief Executive Officer has the ability to make decisions and take actions that will have a greater impact on the company’s performance than the decisions made and the actions taken by the other executive officers.

When we hired Mr. Talwalkar to be our Chief Executive Officer in May 2005, we entered into an employment agreement with him, which he negotiated for as part of his compensation package. That agreement provided for his initial compensation and the housing and commuting allowance mentioned above. It also provided him with severance benefits in the event of his involuntary termination from the company other than for cause or after a change in control if his role at the company is materially diminished.

The agreement had an initial term of two years and automatically renewed for additional one-year periods unless either Mr. Talwalkar or the company decided not to renew it. After the initial term, the only significant ongoing benefit in addition to the housing/commuting allowance was the severance benefit. The severance benefit is described below under “Executive Compensation — Change-in-Control and Severance Arrangements — Arrangements with Mr. Talwalkar.”

In early 2008, the committee decided that it did not want to have an individually negotiated severance arrangement with Mr. Talwalkar and has elected to terminate his employment agreement at the expiration of the contract in May 2008. As part of this transition, the committee expects that the company will enter into a change-in-control agreement with Mr. Talwalkar that provides for benefits similar to those he currently has under his contract and in a form similar to that used with other executive officers. In addition, the committee expects to provide severance benefits for all executive officers, including Mr. Talwalkar, in the event of a termination without cause or a resignation under limited circumstances.

Compensation of the Other Named Executive Officers in 2007

Retention Agreements

Messrs. Micallef and Stroh joined LSI during April 2007, in connection with the Agere merger. We believed that the success of the merger as well the success of the company going forward depended on retaining a number of talented individuals from Agere, including Messrs. Micallef and Stroh. As a result, we entered into retention agreements with these individuals to encourage them to stay with the company and contribute to its future success. Under these agreements, Messrs. Micallef and Stroh have received or will receive, if they stay with LSI, the following:

	Cash paid	Cash to be	RSUs	Shares covered
	at merger	paid on each	granted shortly	by stock option
	closing on	of 4/2/08 and	after merger	granted at merger
Name	4/2/07 ($)	4/2/09 ($)	closing (#)	closing (#)

Andrew Micallef	75,000	100,000	50,000	100,000
Ruediger Stroh	75,000	100,000	100,000	200,000

The restricted stock units shown in the table will vest in two equal annual installments and the stock options shown in the table will become exercisable in four equal annual installments. The vesting of the restricted stock units was intended to roughly coincide with the timing of the post-merger cash payments to provide a strong, two-year retention vehicle.

In connection with the merger, we agreed that for a period of two years from the completion of the merger, we would provide Agere employees with levels of compensation and benefits that were substantially equivalent, in the aggregate, to those provided by Agere just before we agreed to merge. As a result of this agreement, we continue to provide Messrs. Micallef and Stroh with severance benefits and perquisites consistent with Agere’s programs just before the merger was completed. Messrs. Micallef and Stroh have agreed, however, that in the event of a change in control of LSI, they will have severance benefits consistent with LSI’s standard change-in-control agreement with its executive officers and not those provided for in the Agere plan.

International Assignment Arrangements

Mr. Micallef is the head of our operations group and manages our manufacturing operations and our relationships with our major vendors. Because most of our manufacturing operations and those of our major vendors are in the Asia Pacific region, Mr. Micallef, a U.S. resident, is currently based in

Singapore. In connection with his assignment there, he is receiving benefits under Agere’s international assignment policy. That policy provides for a number of types of payments that are intended to allow individuals receiving its benefits to work in a country other than their home country and experience a similar standard of living to what they could experience in their home country.

Base Salaries

In 2007, the Compensation Committee reviewed the base salaries of Messrs. Look and Richardson, and noting that those base salaries were within the target compensation range, did not change them. However, noting that their target bonuses were below the 50th percentile of our designated comparison group, the committee increased the target bonus percentages for Messrs. Look and Richardson from 55% to 70%, which put their target bonuses into the 3rd quartile of our designated peer group.

Bonus Incentives

We established a bonus program for 2007 for employees other than our Chief Executive Officer before we completed our merger with Agere. Under that program, the company had to achieve $186 million of non-GAAP operating income before any money would be made available for bonuses. Our actual non-GAAP operating income for 2007, which includes Agere’s operations from the April 2, 2007 merger date, was $184.8 million. The Compensation Committee concluded that it would not award a bonus to any executive officer for 2007 based on the results for the year and the disappointing financial performance in the second quarter of 2007.

Non-GAAP operating income excludes goodwill impairment, stock-based compensation, amortization of acquisition-related intangibles, restructuring of operations and other items, net, purchase accounting effect on inventory and acquired in-process research and development.

Had we met the non-GAAP operating income requirement, we would have created a bonus pool equal to specified percentages of our non-GAAP operating income. We would have allocated the bonus pool to our various business units based on their attainment of business unit specific performance goals. For example, for our Storage and Networking business, the goals included revenue and design win targets, meeting product development milestones and getting products to market on a timely basis. For our Operations group, the goals would include meeting cost and delivery metrics and for our Finance organization would include merger synergy and integration goals. Our Chief Executive Officer would have evaluated each group’s performance and determined how to allocate the bonus pool to the business groups. Based on these evaluations, the Chief Executive Officer would recommend to the Compensation Committee a bonus payout for each other executive officer. The Compensation Committee would make the final determination of any bonus award to any executive officer.

While the committee never formally established a bonus program for executive officers joining LSI from Agere, it believes that, had officers continuing from LSI earned a bonus for 2007, it would have paid officers who joined us from Agere on the same basis.

If we had achieved the threshold level of performance required for payouts under our bonus incentive programs, our Compensation Committee had discretion to increase or reduce the amount of the award for any executive officer other than the Chief Executive Officer based on achievement of business unit goals set at the beginning of the year or other subjective factors.

Equity Awards

In February 2007, we granted Messrs. Look and Richardson the equity awards shown in the following table.

	Shares covered by	Number of restricted
Name	stock option granted (#)	stock units granted (#)

Bryon Look	200,000	60,000
D. Jeffrey Richardson	200,000	60,000

The stock options shown in the table above will become exercisable in four equal annual installments and the restricted stock units will vest in four equal annual installments. The Compensation Committee selected these amounts because they provided the named individuals with a long-term incentive compensation opportunity that was within the target compensation range. The total amount of long-term incentive compensation was allocated between the stock options and restricted stock units in roughly the 3-to-1 ratio that we often follow in making awards of stock options and restricted stock units in combination.

In February 2008, we granted Messrs. Look, Micallef, Richardson and Stroh the equity awards shown in the following table.

	Shares covered by	Number of restricted
Name	stock option granted (#)	stock units granted (#)

Bryon Look	350,000	100,000
Andrew Micallef	150,000	50,000
D. Jeffrey Richardson	500,000	200,000
Ruediger Stroh	300,000	150,000

The stock options shown in the table above will become exercisable in four equal annual installments and the restricted stock units will vest in three equal annual installments. The amount of the awards was determined by the Compensation Committee following a recommendation from our Chief Executive Officer. The value of these awards was intended to be competitive with our designated peer group and reflected a number of other factors, including individual performance, the challenges facing each executive officer’s business, the retention payments made to Messrs. Micallef and Stroh earlier in the year and other equity awards held. In some cases, we weighted the award more heavily to restricted stock units to ensure that value would be delivered to people in roles we felt were critical to our future success and to reduce the total usage of shares for our equity compensation program.

Severance Arrangements

We have entered into change-in-control arrangements with each of our executive officers. These arrangements are designed to help ensure the continued services of our executive officers in the event that a change in control of the company becomes a possibility, and to assist our executive officers in transitioning out of LSI if, as a result of a change in control, they lose their positions. We believe that the benefits and payments that our executive officers may become eligible to receive in connection with a change in control will help to ensure that our management team is able to evaluate objectively whether a potential change in control is in the best interests of the company and its stockholders without having to be concerned about their future employment. The Compensation Committee reviewed prevalent market practices in determining the severance amounts and the basis for selecting events triggering payments in the agreements.

We expect to continue to honor Agere’s severance policy for executive officers at least through 2008 and would provide the benefits in the policy to Messrs. Micallef and Stroh in the event of their termination other than for cause and prior to a change in control of LSI.

The severance and change in control arrangements referred to above are described in greater detail below under “Executive Compensation — Change-in-Control and Severance Arrangements.” In the next year, we intend to re-evaluate our severance programs and expect to offer one common program to all of our executive officers.

The Compensation Committee reviewed the executive officers’ change-in-control agreements with Hewitt in 2006. Hewitt presented the Compensation Committee with data that indicated that our change-in-control agreements are generally in line with market practices; however, we generally have not differentiated the arrangements among executive officer positions as much as many other companies have. The Compensation Committee intends to periodically review the total potential change-in-control costs to ensure that it and the Board of Directors understand the potential costs in various termination scenarios.

Stock Ownership Guidelines

We do not currently have any stock ownership guidelines for our directors or executive officers. In 2006, the Compensation Committee consulted with Hewitt regarding the benefits and drawbacks associated with stock ownership guidelines, but determined not to implement stock ownership guidelines at that time. We do not allow executive officers to hedge either outstanding equity awards they hold or LSI stock they hold.

Accounting and Tax Considerations

In designing our executive compensation programs, we consider the accounting and tax effects that each component of the program will or may have on the company and our executive officers. For incentive-based compensation, the Compensation Committee considers the desirability of having that compensation qualify for deductibility for tax purposes under Section 162(m) of the Internal Revenue Code. That law provides that non-performance-based compensation in excess of $1 million paid to certain executive officers is not deductible by the company for tax purposes.

The Compensation Committee balances the desirability of having compensation qualify for deductibility with our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. As a result, the Compensation Committee has not adopted a policy that all compensation must be deductible. For example, the restricted stock units granted to our executive officers in 2007 and 2008 are not designed to qualify for this deduction because we believe that the uncertainty as to vesting that would result from making those awards require meeting a performance test in order to vest would substantially reduce the retention value of providing those awards.

Because we now must expense equity awards, we have shortened the term of the stock options we grant to employees from 10 years to seven years so that we recognize less expense. If our stockholders approve our amended 2003 Equity Incentive Plan, we will also reduce the maximum term of stock options granted to directors from 10 years to seven years.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of LSI has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Charles A. Haggerty, Chairman
Timothy Chen
John H.F. Miner
Arun Netravali

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information about the compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers in 2007.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive Plan	Deferred	All Other
Name and Principal				Stock	Option	Compensation	Compensation	Compensation
Position	Year	Salary ($)(1)	Bonus ($)	Awards ($)(2)	Awards ($)(2)	($)	Earnings ($)(3)	($)(4)	Total ($)

Abhijit Y. Talwalkar	2007	800,010	—	1,261,876	3,888,944	—	—	159,586	6,110,416
President and Chief Executive Officer	2006	800,000	—	1,020,734	3,590,908	800,000	—	147,180	6,358,822
Bryon Look	2007	400,005	—	260,475	771,160	—	—	22,022	1,453,662
Executive Vice President and Chief Financial Officer	2006	400,000	—	126,639	752,079	170,000	—	25,831	1,474,549
Andrew Micallef(5)	2007	225,000	—	735,864	442,893	—	22,101	713,096	2,138,954
Executive Vice President, Worldwide Manufacturing Operations
Ruediger Stroh(5)	2007	243,750	—	874,049	637,293	—	—	93,144	1,848,236
Executive Vice President, Storage Peripherals Group
D. Jeffrey Richardson	2007	400,005	—	498,336	770,139	—	—	58,151	1,726,631
Executive Vice President, Network and Storage Products Group	2006	400,000	—	361,184	607,715	190,000	—	81,281	1,640,180

(1)	The annual salaries in 2007 for Messrs. Talwalkar, Look and Richardson were $800,000, $400,000 and $400,000. Because our payroll systems convert annual salaries into hourly rates before computing paychecks, the actual amount we paid them was slightly higher.

(2)	The amounts shown in this column reflect the amount of expense we would have recognized in our financial statements in the years indicated for equity awards granted to the named individuals had we assumed that no awards would be forfeited. You can find information about the assumptions we used in valuing these awards in note 3 to the financial statements included in our 2007 Annual Report on Form 10-K.

(3)	The entire amount shown in this column reflects the change in the actuarial present value of Mr. Micallef’s accumulated pension benefit under our pension plans from April 2, 2007, the date on which Mr. Micallef became an employee of ours, through December 31, 2007.

(4)	The amounts shown in this column for 2007 consist of the following:

		Commuting			Overseas		Life	AD&D	Travel	401(k)
	Retention	and Housing	Auto	Financial	Assignment	Tax	Insurance	Insurance	Lounge	Matching	Annual
	Payments	Payments	Allowance	Planning	Payments	Gross-ups	Premiums	Premiums	Membership	Contributions	Physical
Name	($)	($)(a)	($)	($)	($)(b)	($)(c)	($)	($)	($)	($)	($)

Abhijit Y. Talwalkar	—	75,480	12,000	1,548	—	57,537	1,080	324	425	11,192	—

Bryon Look	—	—	9,600	—	—	—	1,080	324	400	9,346	1,272

Andrew Micallef	75,000	—	—	—	348,239	284,130	1,170	57	—	4,500	—

Ruediger Stroh	75,000	—	12,600	—	—	—	1,170	61	—	4,313	—

D. Jeffrey Richardson	—	23,355	9,600	1,320	—	12,826	1,080	324	300	9,346	—

(a)	The amounts shown in this column represent commuting and housing allowances and reimbursements paid to executives who live a significant distance from their principal office.

(b)	The amount shown in this column represents reimbursements of travel, living and other expenses for Mr. Micallef, a U.S. resident who is on temporary assignment in Singapore. These payments are designed so that he is not disadvantaged by his international assignment.

(c)	The tax gross-ups shown relate to commuting and housing allowances and reimbursements and to overseas assignment payments.

(5)	Messrs. Micallef and Stroh became employees of LSI upon completion of our merger with Agere Systems on April 2, 2007 and did not receive any compensation from LSI during the year ended December 31, 2006.

Grants of Plan-Based Awards for 2007

						All	All
						Other	Other
						Stock	Option		Grant
			Estimated Future Payouts			Awards:	Awards:	Exercise	Date Fair
			Under			Number of	Number of	or Base	Value of
		Date of	Non-Equity Incentive Plan Awards(1)			Shares of	Securities	Price of	Stock and
	Grant	Board	Threshold	Target	Maximum	Stock	Underlying	Option	Option
Name	Date	Action	($)	($)	($)	or Units(2)	Options (#)(3)	Awards	Awards($)
Abhijit Y. Talwalkar	2/20/07	2/8/07	—	—	—	120,000	—	—	1,122,000
	2/8/07	2/8/07	—	—	—	—	400,000	9.25	1,335,680
Bryon Look	N/A	N/A	0	226,800	226,800	—	—	—	—
	2/20/07	2/8/07	—	—	—	60,000	—	—	561,000
	2/8/07	2/8/07	—		—	—	200,000	9.25	667,840
Andrew Micallef	4/20/07	3/30/07	—	—	—	50,000	—	—	492,500
	4/2/07	3/30/07	—	—	—	—	100,000	10.23	358,500
Ruediger Stroh	4/20/07	3/30/07	—	—	—	100,000	—	—	985,000
	4/2/07	3/30/07	—	—	—	—	200,000	10.23	717,000
D. Jeffrey Richardson	N/A	N/A	0	226,800	226,800	—	—	—	—
	2/20/07	2/8/07	—	—	—	60,000	—	—	561,000
	2/8/07	2/8/07	—	—	—	—	200,000	9.25	667,840

(1)	These awards were part of our 2007 bonus program.

(2)	The amounts shown in this column represent restricted stock units awarded under our 2003 Equity Incentive Plan.

(3)	The amounts shown in this column represent stock options granted under our 1991 Equity Incentive Plan.

The stock options reported in the Grants of Plan-Based Awards for 2007 table have a seven-year term and become exercisable at the rate of 25% per year, beginning on the first anniversary of the grant date. The restricted stock units reported in that table vest at the rate of 25% per year, beginning on the first anniversary of the grant date, in the case of restricted stock units granted to Messrs. Talwalkar, Look and Richardson, and 50% per year, beginning on the first anniversary of the grant date, in the case of restricted stock units granted to Messrs. Micallef and Stroh.

Messrs. Micallef and Stroh were officers of Agere prior to our merger with that company. Because of the very significant organizational and integration challenges we believed they would face, as well as the uncertainty caused by working for a new company with a different culture, we entered into retention agreements with them. These agreements provided for cash payments and equity awards designed to encourage them to remain with LSI. The retention payments included in the Summary Compensation Table under “All Other Compensation” and the equity awards granted to Messrs. Micallef and Stroh that are reported in the Grants of Plan-Based Awards for 2007 table were provided for in these agreements.

Mr. Talwalkar does not reside near our headquarters. When we hired him, we agreed to provide him with an allowance towards commuting expenses and housing expenses near our headquarters for a two-year period. In 2007, we extended this benefit for an additional year. The benefit will expire in May 2008.

Mr. Micallef is the head of our operations group. He is a U.S. resident who is currently on assignment in Singapore so that he can be closer to our manufacturing operations and our key suppliers. So that he is not disadvantaged by this assignment, we provide him with living expense, travel and other reimbursements as well as tax equalization payments and gross-ups.

Outstanding Equity Awards at Fiscal Year End 2007

The following table provides information as of December 31, 2007 on the holdings of stock options and restricted stock units by the executive officers listed in the Summary Compensation Table.

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option	Option	Stock That		Stock That
	Options (#)	Options (#)		Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable(1)		Price ($)	Date	Vested (#)(2)		Vested ($)

Abhijit Y. Talwalkar	750,000	750,000	(a)	6.13	5/23/12	286,667	(A)	1,522,202
	250,000	250,000	(b)	6.13	5/23/12
	—	2,000,000	(3)	7.38	6/1/12
	—	400,000	(c)	9.25	2/8/14
Bryon Look	70,000	—		9.46875	8/14/08	100,000	(B)	531,000
	120,000	—		29.4375	8/13/09
	100,000	—		52.125	2/17/10
	50,000	—		40.125	8/18/10
	300,000	—		18.19	12/4/10
	200,000	—		18.69	11/15/11
	250,000	—		5.06	3/20/13
	150,000	50,000	(d)	10.70	2/12/11
	75,000	75,000	(e)	6.23	2/10/12
	37,500	112,500	(f)	9.39	2/8/13
	—	200,000	(g)	9.25	2/8/14
Andrew Micallef	32,400	—		4.6065	10/31/09	151,520	(C)	804,571
	19,440	—		23.8195	9/3/08
	2,259	—		35.8556	2/28/11
	3,229	—		71.7963	10/31/10
	64,800	21,600	(h)	6.3889	11/30/11
	75,600	—		16.4121	11/30/10
	14,040	—		27.7778	3/26/08
	11,050	—		25.9028	7/31/08
	24,300	72,900	(i)	8.1852	11/30/13
	108,000	108,000	(j)	6.1644	11/30/12
	10,800	—		19.5371	4/30/09
	—	100,000	(k)	10.23	4/2/14
Ruediger Stroh	30,780	92,340	(l)	9.0926	11/30/13	376,480	(D)	1,999,109
	216,000	216,000	(m)	6.1644	11/30/12
	—	200,000	(n)	10.23	4/2/14
D. Jeffrey Richardson	250,000	250,000	(o)	7.94	6/13/12	130,834	(E)	694,729
	37,500	112,500	(p)	9.39	2/8/13
	—	200,000	(q)	9.25	2/8/14

(1)	The following table contains additional information about the exercisability of stock options that were not completely exercisable at December 31, 2007. In order for shares to become exercisable as provided below, the holder of the stock option must remain an employee of LSI through the date on which the shares become exercisable.

	Next Date
	after 12/31/07
	on Which	# of Shares
	Shares	Becoming
	Become	Exercisable on
Grant	Exercisable	That Date	When Additional Shares Become Exercisable Thereafter

(a)	5/23/08	375,000	375,000 shares become exercisable on 5/23/09
(b)	5/23/08	125,000	125,000 shares become exercisable on 5/23/09
(c)	2/8/08	100,000	100,000 shares become exercisable each year thereafter until fully exercisable
(d)	2/12/08	50,000	—
(e)	2/10/08	37,500	37,500 shares become exercisable on 2/10/09
(f)	2/8/08	37,500	37,500 shares become exercisable each year thereafter until fully exercisable
(g)	2/8/08	50,000	50,000 shares become exercisable each year thereafter until fully exercisable
(h)	1/1/08	1,800	1,800 shares become exercisable each month thereafter until fully exercisable
(i)	1/1/08	2,025	2,025 shares become exercisable each month thereafter until fully exercisable
(j)	1/1/08	4,500	4,500 shares become exercisable each month thereafter until fully exercisable
(k)	4/2/08	25,000	25,000 shares become exercisable each year thereafter until fully exercisable
(l)	1/1/08	2,565	2,565 shares become exercisable each month thereafter until fully exercisable
(m)	1/1/08	9,000	9,000 shares become exercisable each month thereafter until fully exercisable
(n)	4/2/08	50,000	50,000 shares become exercisable each year thereafter until fully exercisable
(o)	6/13/08	125,000	125,000 shares become exercisable on 6/13/09
(p)	2/8/08	37,500	37,500 shares become exercisable each year thereafter until fully exercisable
(q)	2/8/08	50,000	50,000 shares become exercisable each year thereafter until fully exercisable

(2)	The following table contains additional vesting information for restricted stock units outstanding at December 31, 2007. In order for restricted stock units to vest, the holder must remain employed by LSI through the vesting date.

		Number of shares
Grant	Vesting date	vesting

(A)	2/20/08	30,000
	5/23/08	166,667
	2/20/09	30,000
	2/20/10	30,000
	2/20/11	30,000
(B)	2/20/08	25,000
	8/12/08	10,000
	2/20/09	25,000
	2/20/10	25,000
	2/20/11	15,000
(C)	4/20/08	25,000
	4/20/09	25,000
	12/1/09	54,000
	12/1/10	47,520
(D)	4/20/08	50,000
	4/20/09	50,000
	12/1/09	216,000
	12/1/10	60,480
(E)	2/20/08	27,500
	6/20/08	33,334
	2/20/09	27,500
	2/20/10	27,500
	2/20/11	15,000

(3)	This stock option will become exercisable in full on June 1, 2011, or earlier if annual and cumulative targets for operating profit as a percentage of revenue and for revenue growth are met.

Options Exercises and Stock Vested in 2007

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)

Abhijit Y. Talwalkar	—	—	166,667	1,375,003
Bryon Look	—	—	20,000	159,200
Andrew Micallef	—	—	108,000	599,400
Ruediger Stroh	—	—	—	—
D. Jeffrey Richardson	—	—	45,833	389,206

Pension Benefits for 2007

In connection with our acquisition of Agere, we assumed Agere’s pension plans. Mr. Micallef is a participant in Agere’s pension plans. The following table sets forth information about his participation in the pension plans as of December 31, 2007:

			Present Value of
		Number of Years	Accumulated Benefit		Payments During Last
Name	Plan name	Credited Service (#)	($)(1)		Fiscal Year ($)

Andrew Micallef	Agere Systems Inc. Pension Plan	7.17	$48,475	(1)	$—
Andrew Micallef	Agere Systems Inc. Supplemental Pension Plan	7.17	$207,053	(2)	$—

(1)	To compute this amount, we assumed that Mr. Micallef would retire at age 65 and then receive a lump-sum payment from the plan. We also assumed that his accrued account balance at December 31, 2007 would accrue interest at the rate of 4% per year. We discounted Mr. Micallef’s age 65 account balance back to December 31, 2007 using an interest rate of 6.5%. No pre-retirement mortality was assumed.

(2)	To compute this amount, we assumed that Mr. Micallef would retire at age 50 years and nine months and then receive a lump-sum payment from the plan. The amount shown equals the pro-rata present value, based on the portion of the eligibility period already served, of his benefit under the Supplemental Pension Plan as of December 31, 2007. The Supplemental Pension Plan benefit is composed of two components. The first component is an excess retirement benefit which is based upon the account balance formula of the Agere Systems Inc. Pension Plan for pay in excess of the compensation limits under that plan. We assumed that his accrued account balance at December 31, 2007 would accrue interest at the rate of 4% per year to age 50 years and nine months. That account balance was discounted back to December 31, 2007 using an interest rate of 6.5%. The second component is the minimum pension benefit described below in which Mr. Micallef will vest at age 50 years and nine months. Because of the vesting structure of this benefit, we have prorated the value at retirement based upon the portion of the eligibility period served. The minimum pension benefit is offset by all other qualified and nonqualified defined benefit pension benefits. For purposes of determining the offsets to the minimum pension benefit, we assumed that account balances were converted to annuities using an interest rate of 6.5% and the mortality table described in Revenue Ruling 2001-62. For purposes of converting the net minimum retirement benefit into a lump sum form of payment, we used an interest rate of 8.25% and the mortality table described in Revenue Ruling 2001-62. No pre-retirement mortality was assumed.

The Agere pension plans applicable to Mr. Micallef contain two programs, one in which benefits are based on years of service and compensation history and one that is an account balance program. Which program an employee participates in, and whether they participate in the plans at all, depend on the date the employee was hired. Based on his date of hire, Mr. Stroh does not participate in the Agere pension plans.

Mr. Micallef participates in the account balance program. Under this program, we establish an account for each participating employee and make annual contributions to that account based on the employee’s age, salary and bonus, in accordance with the following schedule:

Contributions as a Percent
Age	of Salary and Bonus

less than 30	3.00%
30 — less than 35	3.75%
35 — less than 40	4.50%
40 — less than 45	5.50%
45 — less than 50	6.75%
50 — less than 55	8.25%
55+	10.00%

In addition, interest is credited on the last day of the year. Once vested, normally after five years of service, an employee participating in the account balance program is entitled to the amounts in his or her account when he or she leaves the company.

Federal laws place limitations on compensation amounts that may be included under the Agere Systems pension plan. In 2007, up to $225,000 in eligible base salary and bonus could be included in the calculation under the plan.

Compensation and benefit amounts that exceed the applicable federal limitations are taken into account, and pension amounts related to annual bonus awards payable to Mr. Micallef are paid, under the supplemental pension plan. That plan is a non-contributory plan and has the same two programs and uses the same benefit formulas and eligibility rules as the pension plan. Pension amounts under the pension and supplemental pension plans are not subject to reductions for social security benefits or other offset amounts.

The supplemental pension plan also provides executive officers with minimum pensions. Eligible retired executive officers and surviving spouses may receive an annual minimum pension equal to 15% of the sum of final base salary plus target annual bonus. This minimum pension will be offset by other amounts received by plan participants under the pension and supplemental pension plans.

Change-in-Control and Severance Arrangements

We have several arrangements with our named executive officers that provide for payments and other benefits upon termination of their employment with the company under specific circumstances. Those arrangements are described in more detail below.

Arrangements with Mr. Talwalkar

Under his employment agreement, which terminates in May 2008, if LSI terminates Mr. Talwalkar’s employment without cause (as defined below) or Mr. Talwalkar resigns for good reason (as defined below), and the termination is not in connection with a change in control of LSI (as defined below), Mr. Talwalkar will receive:

•	Continued payment of his base salary and health benefits for 18 months.

•	An amount equal to 150% of his target bonus for the year in which his termination occurs.

•	18 months accelerated vesting with respect to his then outstanding, unvested equity awards that have annual time-based installment vesting.

•	Accelerated vesting with respect to the performance-based option we awarded him in 2005 in an amount equal to 25% of the total number of shares subject to the option less the number of shares that actually vest prior to his termination date.

•	Reimbursement for any premiums he pays for continued health benefits for 18 months, payable when the premiums are due.

In the event that LSI terminates Mr. Talwalkar’s employment without cause or Mr. Talwalkar resigns for good reason, and the termination is in connection with a change in control of LSI, Mr. Talwalkar will be entitled to receive:

•	Continued payment of his base salary and health benefits for 24 months.

•	Payment of his target incentive bonus for the year in which the termination occurs, pro-rated to his date of termination.

•	An amount equal to 200% of his target bonus for the year in which the termination occurs.

•	100% acceleration of all of his outstanding unvested equity awards.

For purposes of Mr. Talwalkar’s employment agreement, “cause” means any of the following:

•	His willful and continued failure to perform his duties and responsibilities after a written demand has been delivered to him by the Board of Directors and his failure to take corrective action within 30 days.

•	Any act of personal dishonesty in connection with his responsibilities as an employee of LSI that may result in his substantial personal enrichment.

•	His conviction of, or plea of nolo contendre to, a felony that the board of directors reasonably believes has had or will have a material detrimental effect on LSI’s reputation or business.

•	A breach of any fiduciary duty owed to LSI by Mr. Talwalkar that has a material detrimental effect on LSI’s reputation or business.

For purposes of Mr. Talwalkar’s employment agreement, “good reason” means the occurrence of any of the following without Mr. Talwalkar’s express written consent:

•	A significant reduction of his duties, position or responsibilities.

•	A substantial reduction by LSI, without good business reasons, of the facilities and perquisites (including office space and location) available to him.

•	A material reduction in the kind or level of employee benefits to which he is entitled, with the result that his overall benefits package is significantly reduced, other than pursuant to a one-time reduction that is also applied to substantially all other executive officers of LSI and that reduces the level of employee benefits by no more than 10%.

•	A reduction in his base salary or annual cash incentive, other than pursuant to a one-time reduction that is also applied to substantially all other executive officers of LSI and that one-time reduction reduces the base salary and/or annual cash incentive by no more than 10%.

•	The relocation of Mr. Talwalkar to a facility or location more than 25 miles from his current place of employment.

•	The failure of any successor corporation to assume Mr. Talwalkar’s employment agreement.

For purposes of Mr. Talwalkar’s employment agreement, a “change in control” is deemed to have occurred upon any of the following events:

•	The consummation of a merger or consolidation of LSI with any other corporation, other than a merger or consolidation that would result in the voting securities of LSI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of LSI or the surviving entity outstanding immediately after the merger or consolidation.

•	The approval by our stockholders, or if stockholder approval is not required, approval by the Board of Directors, of a plan of complete liquidation of LSI or an agreement for the sale or disposition by LSI of all or substantially all of LSI’s assets.

•	A “person” (as this term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becoming the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of securities of LSI representing 50% or more of the total voting power represented by LSI’s then outstanding voting securities.

•	A change in the composition of the Board of Directors as a result of which less than a majority of the directors are incumbent directors. An “incumbent director” is a director who either (a) was a director of LSI when we entered into the agreement with Mr. Talwalkar, or (b) is elected, or nominated for election, by a majority of those directors whose election or nomination was not in connection with a transaction of a type described in one of the three bullets above or in connection with a proxy contest for the election of directors.

Pursuant to Mr. Talwalkar’s employment agreement, if any amount or benefits paid pursuant to the agreement are parachute payments subject to the excise tax under Section 4999 of the Internal Revenue Code, LSI will reimburse Mr. Talwalkar for the excise tax, and any additional payment sufficient to pay his federal and state income taxes and any additional excise taxes arising from the payments made to Mr. Talwalkar to pay these taxes. LSI will not be required to make this payment to the extent the payment exceeds two times his base salary and target annual cash incentive. The severance payments, continued health benefits and accelerated vesting will be subject to Mr. Talwalkar entering into and not subsequently revoking: (i) a separation agreement and release of claims in a form satisfactory to LSI; (ii) a non-compete and non-solicitation agreement that would be in effect for the period during which Mr. Talwalkar continues to receive salary from LSI; and (iii) a non-disparagement agreement that would be in effect during the period in which Mr. Talwalkar continues to receive salary from LSI.

Change-in-Control Arrangements with Executive Officers Other than Mr. Talwalkar

We also have change-in-control arrangements with Messrs. Look, Micallef, Richardson and Stroh, to help ensure the continued services of those individuals. The arrangements with Messrs. Look and Richardson are expected to expire in November 2008.

Pursuant to those arrangements, if the individual’s employment is terminated as a result of an involuntary termination (as defined below) at any time within 12 months after a change in control of LSI, the individual will receive within seven days of the involuntary termination:

•	An amount equal to the executive’s base salary for 24 months.

•	An amount equal to 200% of the individual’s target bonus for the year in which the change in control occurs.

The individual would also be entitled to continued health-care benefits for 24 months following the termination, life insurance benefits for 18 months following the termination, and 100% acceleration of all outstanding equity awards granted at least six months before the change in control.

For purposes of these change in control severance arrangements, a “change in control” has the same meaning as described above in connection with Mr. Talwalkar’s agreement, and “cause” means any of the following:

•	The executive’s willful and continued failure to perform the executive’s duties and responsibilities after a written demand has been delivered by LSI that describes the basis for LSI’s belief that the executive has not substantially performed the executive’s duties.

•	Any act of personal dishonesty in connection with the executive’s responsibilities as an employee of LSI that may result in his substantial personal enrichment.

•	The executive’s conviction of a felony that the Board of Directors reasonably believes has had or will have a material detrimental effect on LSI’s reputation or business.

•	The executive’s willful act that constitutes misconduct and is detrimental to LSI.

For purposes of these change-in-control severance arrangements, “good reason” means the occurrence of any of the following without the executive’s express written consent:

•	A significant reduction of the executive’s position, duties or responsibilities as compared to the executive’s position, duties or responsibilities in effect immediately prior to the reduction.

•	A substantial reduction by LSI, without good business reasons, of the facilities and perquisites (including office space and location) available to the executive immediately prior the reduction.

•	A material reduction in the kind or level of employee benefits to which the executive is entitled, with the result that his overall benefits package is significantly reduced.

•	A reduction in executive’s base salary in effect immediately prior to the reduction.

•	The relocation of the executive to a facility or location more than 35 miles from the executive’s current place of employment.

•	The failure of any successor corporation to assume the executive’s change-in-control severance arrangement.

Pursuant to the change-in-control severance arrangements, if any amount or benefits paid pursuant to the agreement are parachute payments subject to the excise tax under Section 4999 of the Internal Revenue Code, LSI will provide a gross-up of additional taxes payable up to an amount equal to the executive’s base salary plus target bonus, and reimburse, subject to the executive’s election, the executive’s severance payments and benefits in full or a lesser amount that results in the receipt by the executive on an after-tax basis of the greatest amount of severance payments provided for under the change-in-control severance arrangement. The executive shall be allowed to determine which of those amounts and benefits are to be reduced.

The severance payments, continued health benefits and accelerated vesting will be subject to the executive entering into and not subsequently revoking a separation agreement and release of claims in a form satisfactory to LSI.

Severance Arrangements with Messrs. Micallef and Stroh

In connection with the Agere and LSI merger, Messrs. Micallef and Stroh entered into retention agreements with LSI. Pursuant to the terms of the agreements, both agreed to the terms of the LSI change-in-control severance agreement for executive officers and agreed that the change-in-control portion of the Agere officer severance policy would no longer apply to them. In the event that Messrs. Micallef and Stroh are terminated by LSI without cause (as defined below) while the Agere officer severance policy remains in effect, each of them will receive:

•	Continued payment of base salary and target bonus for 24 months.

•	Continued vesting of all equity awards for 24 months.

•	In the case of Mr. Micallef, continued accrual of pension benefits while base salary payments continue.

For purposes of the Agere officer severance policy, “cause” means any of the following:

•	The executive’s violation of LSI’s code of conduct.

•	The executive’s conviction of, or plea of nolo contendre to, a felony or any crime of theft or moral turpitude.

•	gross omission or dereliction of any statutory duty to LSI.

An officer must enter into a release and agree to non-solicit and non-compete terms in order to receive payments under the Agere officer severance policy.

Potential Payments in the Event of Termination at the End of our Last Fiscal Year

The following table shows the potential payments that would have been made to Messrs. Talwalkar, Look, Micallef, Stroh and Richardson had a termination without cause or, in the case of Mr. Talwalkar, for good reason, occurred as of December 31, 2007, in each case unrelated to a change in control of LSI. On that date, LSI’s closing stock price on the New York Stock Exchange was $5.31 per share.

			Continuation	Value of	Value of
			of Health	Accelerated	Accelerated		Maximum
			and Life	Stock	Restricted	Other	Excise Tax
	Base	Bonus	Insurance	Options (1)	Stock	Amounts	Gross-Up	Total
Name	Salary ($)	($)	Benefits ($)	($)	Units ($)	(2)($)	($)(3)	($)

Abhijit Y. Talwalkar	1,200,000	1,200,000	22,357	—	1,203,601	69,824	—	3,695,782
Bryon Look	—	—	—	—	—	33,245	—	33,245
Andrew Micallef	600,000	450,000	15,547	—	552,240	358,649	525,000	2,501,436
Ruediger Stroh	650,000	487,500	20,017	—	1,677,960	146,520	568,750	3,550,747
D. Jeffrey Richardson	—	—	—	—	—	47,978	—	47,978

(1)	Represents the aggregate amount by which the accelerated stock options would be “in-the-money.”’

(2)	Other amounts include:

			Tax Gross-
			up on
		Financial	Financial		Relocation
	Car	Counseling	Counseling	Accrued	Back to	Pension
Name	Allowance($)	Allowance($)	Allowance($)	Vacation($)	the U.S.($)	Payout($)

Abhijit Y. Talwalkar	—		—	69,824	—	—
Bryon Look	—		—	33,245	—	—
Andrew Micallef	33,600	20,000	17,600	—	99,262	188,187(a	)
Ruediger Stroh	33,600	20,000	19,408	73,512	—	—
D. Jeffrey Richardson	—		—	47,978	—	—

(a)	Mr. Micallef would be entitled to a lump-sum payment of his accrued pension benefit in the amount shown. Of this amount, $57,750 would result from the additional salary and bonus payments received as severance.

(3)	The amounts shown represent the maximum amount of tax gross-up LSI has agreed to pay in the event that excise tax is applicable.

The following table shows the potential payments that would have been made to Messrs. Talwalkar, Look, Micallef, Stroh and Richardson had a termination without cause or for good reason (or an involuntary termination) occurred on December 31, 2007 and within 12 months after a change in control of LSI.

					Value of
			Continuation	Value of	Accelerated
			of Health	Accelerated	Restricted		Maximum
			and Life	Stock	Stock	Other	Excise Tax
	Base	Bonus	Insurance	Options(1)	Units	Amounts	Gross-Up	Total
Name	Salary ($)	($)	Benefits ($)	($)	($)	(2)($)	($)(3)	($)

Abhijit Y. Talwalkar	1,600,000	2,400,000	29,107	—	1,522,201	69,824	3,200,000	8,821,132
Bryon Look	800,000	560,000	29,635	—	531,000	33,245	680,000	2,633,880
Andrew Micallef	600,000	450,000	15,547	—	804,571	287,449	525,000	2,682,567
Ruediger Stroh	650,000	487,500	20,017	—	1,999,108	73,512	568,750	3,798,887
D. Jeffrey Richardson	800,000	560,000	29,107	—	694,728	47,978	680,000	2,811,813

(1)	Represents the aggregate amount by which the accelerated stock options would be “in-the-money.”

(2)	Other amounts include:

		Relocation
	Accrued	Back to	Pension
Name	Vacation($)	the U.S.($)	Payout($)

Abhijit Y. Talwalkar	69,824	—	—
Bryon Look	33,245	—	—
Andrew Micallef	—	99,262	188,187(a	)
Ruediger Stroh	73,512	—	—
D. Jeffrey Richardson	47,978	—	—

(a)	Mr. Micallef would be entitled to a lump-sum payment of his accrued pension benefit in the amount shown. Of this amount, $57,750 would result from the additional salary and bonus payments received as severance.

(3)	The amounts shown represent the maximum amount of tax gross-up LSI has agreed to pay in the event that excise tax is applicable.

RELATED PARTY TRANSACTION POLICY AND PROCEDURES

Our Board has adopted a written policy relating to approval of related-party transactions. Under that policy, any transaction (a) in which LSI is a participant, (b) the amount involved exceeds $120,000 and (c) in which a director or executive officer of LSI or any person related to any such individual has or may have a material direct or indirect interest, must receive the prior approval of the Board of Directors, excluding any director who has the direct or indirect interest. For the purposes of that policy, a material direct or indirect interest is determined in accordance with the rules of the Securities and Exchange Commission relating to related-person transactions. That policy provides that:

•	If a director or executive officer becomes aware that LSI is considering becoming a participant in a transaction in which that individual has or may have a material direct or indirect interest, then that person must advise our Corporate Secretary of the transaction.

•	Following receipt of a notification from a director or executive officer, the Board of Directors will gather as much information as possible about the proposed transaction and consider whether the proposed transaction is fair to LSI and whether there is any other reason why it may not be appropriate for LSI to enter into the transaction. The Board may also consider whether there are alternate transactions that LSI could pursue that could accomplish the same business purpose on similar terms to LSI. The person with the material interest should not be present during the consideration of the transaction unless requested by the Board of Directors.

•	The person with the material interest should not participate in the negotiation of the transaction by LSI, unless approved by that person’s supervisor or the Board of Directors.

•	In the event that a director or executive officer of LSI does not realize that a transaction is subject to our related-party transaction policy until after we have entered into the transaction, that individual shall nevertheless follow the procedures set forth in the policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that, under the Securities and Exchange Commission’s rules for reporting of securities transactions by executive officers, directors and beneficial owners of more than 10% of our common stock, all required reports for 2007 were timely filed, except that Mr. Stroh’s Form 5 for 2007 reported four transactions that should have been reported earlier on Forms 4.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Any stockholder who intends to present a proposal at the 2009 Annual Meeting of Stockholders must ensure that the proposal is received by the Corporate Secretary at LSI Corporation, 1621 Barber Lane, Milpitas, CA 95035:

•	Not later than December 2, 2008, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, or

•	Not later than January 1, 2009, if the proposal is submitted pursuant to our by-laws, in which case the notice of the proposal must meet certain requirements set forth in our by-laws and we are not required to include the proposal in our proxy materials.

April 1, 2008

Appendix A
LSI CORPORATION
2003 EQUITY INCENTIVE PLAN
SECTION 1
BACKGROUND AND PURPOSE
     1.1 Background and Effective Date. The Plan permits the grant of Nonqualified Stock Options, Stock Appreciation Rights, Incentive Stock Options, Restricted Stock and Restricted Stock Units. The Plan was last amended on [May 14, 2008].
     1.2 Purpose of the Plan. The Plan is intended to attract, motivate, and retain employees of the Company and its Affiliates and Directors of the Company. The Plan also is designed to encourage stock ownership by Participants, thereby aligning their interests with those of the Company’s stockholders and to permit the payment of compensation that qualifies as performance-based compensation under section 162(m) of the Code.
SECTION 2
DEFINITIONS
     The following words and phrases shall have the following meanings:
     2.1 “1934 Act” means the Securities Exchange Act of 1934.  Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
     2.2 “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.
     2.3 “Award” means, individually or collectively, a grant under the Plan of a Nonqualified Stock Option, an Incentive Stock Option, a Stock Appreciation Right, Restricted Stock and/or Restricted Stock Units.
     2.4 “Award Agreement” means a written agreement setting forth the terms and conditions applicable to an Award.
     2.5 “Board” or “Board of Directors” means the Board of Directors of the Company.
     2.6 “Cash Flow” means, as to any Performance Period, the Company’s or a business unit’s sum of Profit After Tax plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses.

     2.7 “Change in Control” means the occurrence of any of the following events:
          (a) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires beneficial ownership of stock of the Company that, together with other stock beneficially owned by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this clause (a), the acquisition of beneficial ownership of additional stock by any one Person, who is considered to beneficially own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or
          (b) Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, however, that for purposes of this clause (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control. or
          (c) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this clause (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (c)(B)(3); provided, however, for purposes of this clause (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
          For purposes of this Section 2.7, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
          Notwithstanding the foregoing, a transaction shall not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
     2.8 “Code” means the Internal Revenue Code of 1986.  Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
     2.9 “Committee” means the committee appointed by the Board to administer the Plan.
     2.10 “Company” means LSI Corporation, a Delaware corporation, or any successor thereto.
     2.11 “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award as “performance-based compensation” under Section 162(m) of the Code.
     2.12 “Director” means any individual who is a member of the Board of Directors of the Company.
     2.13 “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee, in its discretion, from time to time.
     2.14 “Earnings Per Share” means, as to any Performance Period, Profit After Tax, divided by a weighted average number of common shares and dilutive common equivalent shares deemed outstanding.
     2.15 “Effective Date” means the most recent date on which the Plan was approved or amended by the stockholders of the Company.
     2.16 “Employee” means, any employee of the Company or of an Affiliate.
     2.17 “Exchange/Repricing Program” means a program established by the Committee under which outstanding Awards are (a) amended to provide for a lower Exercise Price or (b) surrendered or cancelled in exchange for (i) Awards with a lower Exercise Price, (ii) a different type of Award, (iii) cash, or (iv) a combination of (i), (ii) and/or (iii). Notwithstanding the preceding, the term Exchange/Repricing Program does not include any action described in Sections 4.3, 9 or 10.5.
     2.18 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option or SAR.
     2.19 “Fair Market Value” means the closing price per Share on the New York Stock Exchange on the relevant date, or if the New York Stock Exchange was not open for trading on such date, the closing price per Share on the nearest day on which the New York Stock Exchange was open for trading before the relevant date, in either case, as reported by The Wall Street Journal or such other service selected in the discretion of the Committee. Notwithstanding the preceding, for federal, state, and local income tax reporting purposes, fair market value shall be determined by the Committee in accordance with uniform and nondiscriminatory standards adopted by it from time to time.
     2.20 “Fiscal Year” means the fiscal year of the Company.

     2.21 “Grant Date” means, with respect to an Award, the date that the Award was granted. The Grant Date shall be no earlier than the date the Award is approved by the Committee.
     2.22 “Incentive Stock Option” means an Option to purchase Shares that is designated as an Incentive Stock Option and as intended to meet the requirements of Section 422 of the Code.
     2.23 “Nonemployee Director” means a Director who is an employee of neither the Company nor of any Affiliate.
     2.24 “Nonqualified Stock Option” means an option to purchase Shares that is not intended to be an Incentive Stock Option.
     2.25 “Option” means an Incentive Stock Option or a Nonqualified Stock Option.
     2.26 “Participant” means an Employee or Nonemployee Director who has an outstanding Award.
     2.27 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee, in its discretion, to be applicable to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cash Flow, (b) Earnings per Share, (c) Profit After Tax, (d) Profit Before Tax, (e) Return on Capital, (f) Return on Equity, (g) Return on Sales, (h) Revenue, and (i) Total Shareholder Return. Any Performance Goals used may be measured, as applicable (and as determined on or before the Determination Date), (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies or an index), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or a segment or business unit of the Company and/or (v) on a pre-tax or after-tax basis (if applicable). In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award, which is consistently applied. Performance Goals may differ from Participant to Participant and from Award to Award.
     2.28 “Performance Period” means the period, determined by the Committee in its sole discretion, during which any Performance Goals specified by the Committee with respect to an Award are to be measured.
     2.29 “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. As provided in Section 6, such restrictions may be based on the passage of time, the achievement of specified levels of performance, or the occurrence of other events or conditions, as determined by the Committee, in its discretion.
     2.30 “Plan” means the LSI Corporation 2003 Equity Incentive Plan.
     2.31 “Profit After Tax” means, as to any Performance Period, income after taxes.
     2.32 “Profit Before Tax” means, as to any Performance Period, income before taxes.

     2.33 “Restricted Stock” means Shares granted to a Participant pursuant to Section 6.
     2.34 “Restricted Stock Unit” or “RSU” means an Award granted to a Participant pursuant to Section 7.
     2.35 “Retirement” means a Termination of Service occurring on or after the earlier of (a) age sixty-five (65), or (b) age fifty-five (55) and the completion of ten (10) years of service with the Company or an Affiliate.
     2.36 “Return on Capital” means, as to any Performance Period, Profit After Tax divided by average invested capital.
     2.37 “Return on Equity” means, as to any Performance Period, the percentage equal to Profit After Tax divided by average stockholders’ equity.
     2.38 “Return on Sales” means, as to any Performance Period, the percentage equal to Profit After Tax, divided by the Revenue.
     2.39 “Revenue” means, as to any Performance Period, net revenues generated from sales to third parties.
     2.40 “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.
     2.41 “Section 16 Person” means a person who, with respect to Shares, is subject to Section 16 of the 1934 Act.
     2.42 “Section 409A” means Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
     2.43 “Shares” means shares of common stock of the Company.
     2.44 “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 8 is designated as an SAR.
     2.45 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company as the corporation at the top of the chain, but only if each of the corporations below the Company (other than the last corporation in the unbroken chain) then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
     2.46 “Tax Obligations” means tax and social insurance liability obligations and requirements in connection with Awards, including, without limitation, (a) all federal, state, and local taxes (including the Participant’s FICA obligation) that are required to be withheld by the Company or the employing Affiliate, (b) the Participant’s and, to the extent required by the Company (or the employing Affiliate), the Company’s (or the employing Affiliate’s) fringe benefit tax liability, if any, associated with the grant or vesting of an Award, the exercise of an option or a

Stock Appreciation Right or the sale of Shares or, and (c) any other Company (or employing Affiliate) taxes the responsibility for which the Participant has agreed to bear with respect to such Award (or exercise thereof or issuance of Shares thereunder).
     2.47 “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate; and (b) in the case of a Nonemployee Director, a cessation of the Director’s service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, Disability, Retirement or non-reelection to the Board.
     2.48 “Total Shareholder Return” means, as to any Performance Period, the total return (from change in share price plus reinvestment of any dividends) of a Share.
SECTION 3
ADMINISTRATION
     3.1 The Committee. The Plan shall be administered by the Committee. The Committee shall consist of two (2) or more Nonemployee Directors. Unless otherwise determined by the Board, the “Committee” shall mean the Compensation Committee of the Board.
     3.2 Authority of the Committee. The Committee shall have all powers and discretion necessary or desirable to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees and Directors shall be granted Awards, (b) prescribe the terms and conditions of the Awards, (c) interpret the Plan and the Awards, (d) adopt such procedures and subplans as are necessary or desirable to permit participation in the Plan by Employees and Directors who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith and (f) interpret, amend or revoke any such rules. Notwithstanding any contrary provision of the Plan, the Committee shall not have the authority to implement an Exchange/Repricing Program without the approval of the Company’s stockholders.
     3.3 Delegation by the Committee.  The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority, discretion and powers under the Plan to one or more Directors or employees of the Company; provided, however, that the Committee may not delegate its authority, discretion and powers with respect to the granting, amending or interpreting of Awards granted to Section 16 Persons.
     3.4 Decisions Binding.  All determinations and decisions made by the Committee, the Board, and any delegate of the Committee shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4
SHARES SUBJECT TO THE PLAN
     4.1 Number of Shares.  Subject to adjustment as provided in Section 4.3, the total number of Shares available for grant under the Plan on or after the Effective Date shall be 45,000,000, no more than 15,000,000 of which may be used for Awards of Restricted Stock or Restricted Stock Units. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares.
     4.2 Lapsed Awards.  If an Award, including an Award granted prior to the Effective Date, expires, terminates, is canceled or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock or Restricted Stock Units, is forfeited or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). If Shares subject to an Award of Restricted Stock or Restricted Stock Units become available again under the Plan pursuant to the preceding sentence, then those Shares will also become available for Awards of Restricted Stock or Restricted Stock Units. Upon exercise of a Stock Appreciation Right settled in Shares, the total number of Shares subject to the portion of the Award so exercised, whether or not actually issued pursuant to such exercise, will cease to be available under the Plan. Shares that have actually been issued under the Plan pursuant to any Award will not be returned to the Plan and will not become available for future Awards; provided, however, that if unvested Shares of Restricted Stock or Restricted Stock Units are repurchased by the Company or are forfeited, such Shares will become available for future Awards. Shares used to pay the taxes associated with, and/or Exercise Price of, an Award will not become available for future Awards. To the extent an Award is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing provisions of this Section 4.2, and subject to adjustment provided in Section 4.3, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will be 45,000,000 Shares.
     4.3 Adjustments in Awards and Authorized Shares.  In the event of any dividend (excluding any cash dividend other than an extraordinary dividend) or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall appropriately adjust the number and class of Shares that may be made subject to Awards, the number, class, and price of Shares (or other property or cash) subject to outstanding Awards, and the numerical limits of Sections 5.1, 6.1, 7.1, and 8.1. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.
SECTION 5
STOCK OPTIONS
     5.1 Grant of Options.  Subject to the terms and provisions of the Plan, Options may be granted to Employees or Directors at any time and from time to time as determined by the

Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than 4,000,000 Shares. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof.
     5.2 Award Agreement.  Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.
     5.3 Exercise Price.  Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.
          5.3.1 Nonqualified Stock Options. In the case of a Nonqualified Stock Option, the Exercise Price shall be not less than the Fair Market Value of a Share on the Grant Date.
          5.3.2 Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.
          5.3.3 Substitute Options. Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Nonemployee Directors on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an Exercise Price less than the Fair Market Value of a Share on the Grant Date.
     5.4 Expiration of Options.
          5.4.1 Expiration Dates. Each Option shall terminate no later than the first to occur of the following events:
               (a) The date for termination of the Option set forth in the Award Agreement; or
               (b) The expiration of seven (7) years from the Grant Date.
          5.4.2 Committee Discretion. Subject to the limits of Sections 5.4.1, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options).

     5.5 Exercisability of Options.  Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.
     5.6 Payment.  Options shall be exercised by the Participant’s delivery of a notice of exercise to the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by, or irrevocably committing to arrangements acceptable to the Company providing for, full payment for the Shares and following such procedure as the Company may specify from time to time. The notice shall be given in the form and manner specified by the Company from time to time.
     Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a notice of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant (which may be by deposit in an account maintained for the Participant at the Company’s designated broker), the Shares purchased.
     5.7 Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable securities laws in the U.S. or any other country, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.
     5.8 Certain Additional Provisions for Incentive Stock Options.
          5.8.1 Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.
          5.8.2 Termination of Service. No Incentive Stock Option may be exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death, unless (a) the Participant dies during such three-month period, and (b) the Award Agreement or the Committee permits later exercise. No Incentive Stock Option may be exercised more than one (1) year after the Participant’s Termination of Service on account of Disability, unless (a) the Participant dies during such one-year period, and (b) the Award Agreement or the Committee permit later exercise.
          5.8.3 Eligible Grantees. Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.
          5.8.4 Expiration. No Incentive Stock Option may be exercised after the expiration of seven (7) years from the Grant Date; provided, however, that if the Option is granted to an

Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.
SECTION 6
RESTRICTED STOCK
     6.1 Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock to Employees and Directors in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant as Restricted Stock, provided that during any Fiscal Year, the sum of the number of Restricted Stock Units and Shares of Restricted Stock granted to any one Participant shall not exceed 1,000,000.
     6.2 Restricted Stock Agreement.  Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.
     6.3 Transferability.  Except as provided in this Section 6 or Section 10.5, shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
     6.4 Other Restrictions.  The Committee, in its sole discretion, may impose such restrictions on shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 6.4.
          6.4.1 General Restrictions. The Committee may set restrictions based upon continued employment or service with the Company and/or its affiliates, the achievement of specific performance objectives (Company-wide, divisional, or individual), applicable federal, state or country securities laws, or any other basis determined by the Committee in its discretion.
          6.4.2 Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the Determination Date. In granting Restricted Stock that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or desirable to enable qualification of the Restricted Stock as “performance-based compensation” under Section 162(m) of the Code (e.g., in determining the Performance Goals).
          6.4.3 Legend on Certificates. The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of the restrictions thereon.

     6.5 Removal of Restrictions.  Except as otherwise provided in this Section 6, the Shares covered by a Restricted Stock Award shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends placed under Section 6.4.3 on certificates representing the Restricted Stock for which the Period of Restriction has lapsed removed from his or her Share certificate, and the Shares shall be transferable by the Participant free of any restriction under the Plan. The Committee (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or desirable to minimize administrative burdens on the Company.
     6.6 Voting Rights.  During the Period of Restriction, Participants holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Committee determines otherwise.
     6.7 Dividends and Other Distributions.  During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, those Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.
     6.8 Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, and subject to Section 4.2, any Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.
SECTION 7
RESTRICTED STOCK UNITS
     7.1 Grant of Restricted Stock Units.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock Units to Employees and Directors in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Restricted Stock Units to be granted to each Participant, provided that during any Fiscal Year, the sum of the number of Restricted Stock Units and Shares of Restricted Stock granted to any one Participant shall not exceed 1,000,000.
     7.2 Value of RSUs.  Each Restricted Stock Unit shall represent the right to receive one Share (or the equivalent value thereof) on such date as is specified in the Award Agreement if the conditions specified in the Award Agreement are met.
     7.3 Restricted Stock Unit Agreement.  Each Restricted Stock Unit Award shall be evidenced by an Award Agreement that shall specify the date or dates on which the Restricted Stock Units granted shall become payable, the number of Restricted Stock Units granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine.
     7.4 Transferability.  Except as provided in this Section 7 or Section 10.5, Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.

     7.5 Other Restrictions.  The Committee, in its sole discretion, may impose such restrictions on Restricted Stock Units as it may deem advisable or appropriate.
          7.5.1 General Restrictions. The Committee may set restrictions based upon continued employment or service with the Company or its Affiliates, the achievement of specific performance objectives (Company-wide, divisional, or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.
          7.5.2 Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set performance objectives based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the Determination Date. In granting Restricted Stock Units that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or desirable to enable qualification of the Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code (e.g., in determining the Performance Goals).
     7.6 Earning Restricted Stock Units.  After any applicable Performance Period and vesting period have ended and such Restricted Stock Units have otherwise become payable, the holder of Restricted Stock Units shall be entitled to receive a payout of the number of Restricted Stock Units earned by the Participant. After the grant of a Restricted Stock Unit, the Committee, in its sole discretion, may reduce or waive any performance objectives for such Restricted Stock Unit.
     7.7 Form and Timing of Payment.  Except as otherwise provided in this Section 7, or as may be required to comply with or avoid additional taxation to the Participant under Section 409A, payment of earned Restricted Stock Units shall be made as soon as practicable after vesting (subject to any deferral permitted under Section 10.1). The Committee, in its sole discretion, may pay such earned Restricted Stock Units in cash, Shares, or a combination thereof.
SECTION 8
STOCK APPRECIATION RIGHTS
     8.1 Grant of SARs.  Subject to the terms and conditions of the Plan, a SAR may be granted to Employees and Directors at any time and from time to time as shall be determined by the Committee, in its sole discretion.
          8.1.1 Number of Shares. The Committee, in its sole discretion, shall determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs covering more than a total of 4,000,000 Shares.
          8.1.2 Exercise Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs. The Exercise Price of each SAR shall be determined by the Committee in its discretion but shall not be less than the Fair Market Value of a Share on the Grant Date.

     8.2 SAR Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.
     8.3 Expiration of SARs.  A SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, Section 5.4 also shall apply to SARs.
     8.4 Payment of SAR Amount.  Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
          (a) The Fair Market Value of a Share on the date of exercise (or, if so specified in the Award Agreement, on the date immediately preceding the date of exercise) minus the Exercise Price; times
          (b) The number of Shares with respect to which the SAR is exercised.
At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equal Fair Market Value on the date of exercise, or in some combination thereof. The Company shall make such payment as soon as administratively practicable following the SAR exercise.
SECTION 9
CHANGE IN CONTROL
     9.1 Change in Control.  In the event of a merger or Change in Control, each outstanding Award will be treated as the Committee determines, which may include that each Award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation (the “Successor Corporation”). The Committee will not be required to treat all Awards similarly in the transaction.
          9.1.1 In the event that the Successor Corporation does not assume or substitute for a Participant’s Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights that are part of the Award, including Shares as to which the Award would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units that are part of the Award will lapse, and, if the Award has performance-based vesting, all Performance Goals or other performance-based vesting criteria will be deemed achieved at target levels and all other terms and conditions will be deemed met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a merger or Change in Control, the Committee will notify the Participant in writing or electronically (which notice may be in the form of a notice on the Company’s Intranet or notice to any e-mail or postal address maintained by the Company’s Stock Administration Department for the Participant) that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Committee in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.
          9.1.2 For the purposes of this Section 9.1, an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control:

          (a) the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares);
          (b) in the case of (i) an Option, (ii) a Stock Appreciation Right upon the exercise of which the Committee determines to pay cash, or (iii) a Restricted Stock Unit which the Committee can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by the holder of a Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); or
          (c) in the case of (i) an Option, (ii) a Stock Appreciation Right, or (iii) a Restricted Stock Unit, the common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.
     9.2 Impact on Performance Goals. Notwithstanding anything in this Section 9.1 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a non-substantive modification to such Performance Goals only to reflect the Successor Corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
SECTION 10
MISCELLANEOUS
     10.1 Deferrals.  The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.
     10.2 No Effect on Employment or Service.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only except as may be provided by contract or applicable law.
     10.3 Participation.  No Employee or Director shall have the right to be selected to receive an Award, or, having been so selected, to be selected to receive a future Award.
     10.4 Successors.  All obligations of the Company under the Plan with respect to Awards, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
     10.5 Limited Transferability of Awards.  No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Committee, in its sole discretion, may determine that a Participant may, in a manner specified by the Committee, (a) transfer an Award to a Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights, and (b) transfer an Award by bona fide gift and not for any consideration, to (i) a member or members of the Participant’s immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s immediate family, (iii) a partnership, limited liability company or other entity whose only partners or members are the Participant and/or member(s) of the Participant’s immediate family, or (iv) a foundation in which the Participant an/or member(s) of the Participant’s immediate family control the management of the foundation’s assets. The transferability provisions provided in the preceding sentence shall be effective only if expressly determined by the Committee and any transfer shall be made in accordance with such procedures as the Committee may specify from time to time.
     10.6 Beneficiary Designations.  Notwithstanding any contrary provisions of Section 10.5, the Committee, in its sole discretion, may determine that a Participant may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate. The provisions of this Section 10.6 shall be effective only if expressly determined by the Committee.
     10.7 No Rights as Stockholder.  Except to the limited extent provided in Sections 6.6 and 6.7, no Participant or beneficiary shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award, unless and until such Shares shall have been issued, recorded on the records of the Company or its transfer agent or registrar, and delivered to the Participant, or beneficiary, or its nominee.
SECTION 11
AMENDMENT, TERMINATION, AND DURATION
     11.1 Duration of the Plan.  The Plan shall be remain effective until no further Shares are available for distribution pursuant to Awards. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after the date that is ten (10) years from the Effective Date.
     11.2 Amendment, Suspension, or Termination.  Notwithstanding Section 11.1, the Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension, or termination of the Plan shall not, without the consent of a Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

SECTION 12
TAX WITHHOLDING
     12.1 Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award or the exercise or vesting of an Award, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all Tax Obligations with respect to such Award.
     12.2 Withholding Arrangements.  The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy Tax Obligations, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld or remitted. The amount of the Tax Obligations shall be deemed to include any amount which the Committee agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant or the Company, as applicable, with respect to the Award on the date that the amount of tax or social insurance liability to be withheld or remitted is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the Tax Obligations are required to be withheld.
SECTION 13
LEGAL CONSTRUCTION
     13.1 Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
     13.2 Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     13.3 Requirements of Law.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
     13.4 Section 409A.  Unless otherwise specifically determined by the Committee, the Committee shall comply with Section 409A in establishing the rules and procedures applicable to deferrals in accordance with Section 10.1 and in taking or permitting such other actions under the terms of the Plan that otherwise would result in a deferral of compensation subject to Section 409A.
     13.5 Governing Law.  The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.
     13.6 Captions.  Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

Appendix B
LSI CORPORATION
EMPLOYEE STOCK PURCHASE PLAN
As Amended [May 14, 2008]
     1. PURPOSE. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company that the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code with respect to participation by U.S. Employees. Participation by Employees outside the U.S. is expected to be on similar terms, except where the Company determines different terms are appropriate or desirable because of local legal, tax, regulatory or other considerations.
     2. DEFINITIONS.
          (a) “Board” means the Board of Directors of the Company, or to the extent authorized by the Board, a Committee of the Board.
          (b) “Code” means the Internal Revenue Code of 1986.
          (c) “Common Stock” means the common stock of the Company.
          (d) “Company” means LSI Corporation.
          (e) “Compensation” means all regular and recurring straight time earnings, payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions, but exclusive of other compensation.
          (f) “Designated Subsidiary” means any Subsidiary which has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.
          (g) “Employee” means any individual who is an employee of the Employer for tax purposes whose customary employment with the Employer is at least 20 hours per week and more than five months in a calendar year. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence approved in writing by the Employer. Unless otherwise determined by the Board, where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave. The term “Employee” shall not include any independent contractors providing services to the Employer, regardless of the length of such service.
          (h) “Employer” means any one or all of the Company and its Designated Subsidiaries.
          (i) “Enrollment Date” means the first Trading Day of each Offering Period.
          (j) “Exercise Date” means May 14 and November 14 of each year.
          (k) “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows:

(i)	If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sale price for such stock as quoted on such exchange or system for such date (or, if no closing sale price was reported for that date, on the most recent Trading Day prior to such date for which such closing sale price was reported), as reported by The Wall Street Journal or such other source as the Board deems reliable;

(ii)	If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on such date (or if no bids and asks were reported for such date, as applicable, on the most recent Trading Day prior to such date for which such bids and asks were reported), as reported by The Wall Street Journal or such other source as the Board deems reliable; or

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.
          (l) “Offering Period” means a period of approximately 12 months during which an option granted pursuant to the Plan may be exercised as further described in Section 4. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 20 of this Plan; except that no Offering Period may exceed a period of 27 months.
          (m) “Plan” means this LSI Corporation Employee Stock Purchase Plan.
          (n) “Purchase Period” means the approximately six-month period commencing on the next Trading Day following one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period will commence on the Enrollment Date and end on the next Exercise Date.
          (o) “Purchase Price” means 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided, however, that unless otherwise directed by the Board, if the Fair Market Value of a share of Common Stock on the date on which additional shares of Common Stock (the “New Shares”) are authorized for issuance hereunder by the Company’s stockholders (the “Authorization Date”) is higher than the Fair Market Value of a share of Common Stock on the Enrollment Date of any outstanding Offering Period that commenced prior to the Authorization Date, the Purchase Price for only New Shares to be issued on any remaining Exercise Date of any Offering Period in effect on the Authorization Date shall be 85% of the Fair Market Value of a share of Common Stock on the Authorization Date or on the Exercise Date, whichever is lower. The Purchase Price may be adjusted by the Board pursuant to Sections 19 and 20.
          (p) “Reserves” means the number of shares of Common Stock covered by all options under the Plan which have not yet been exercised and the number of shares of Common Stock that have been authorized for issuance under the Plan but not yet placed under option.
          (q) “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company as the corporation at the top of the chain, but only if each of the corporations below the Company (other than the last corporation in the unbroken chain) then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
          (r) “Trading Day” means a day on which national stock exchanges are open for trading.
     3. ELIGIBILITY.
          (a) Any Employee shall be eligible to participate in the Plan, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code.
          (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock ownership would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock and/or hold outstanding options to purchase shares possessing five percent or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries accrue (i.e., become exercisable) at a rate which exceeds $25,000 worth of stock (determined using the Fair Market Value of the shares at the time each such option is granted) in any calendar year.
     4. OFFERING PERIODS. The Plan shall be implemented by consecutive, overlapping Offering Periods with a new Offering Period commencing on the first Trading Day on or after May 15 and November 15 each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof, except as set forth in this Section 4. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval, if such change is announced prior to the scheduled beginning of the first Offering Period to be affected.
     5. PARTICIPATION. An eligible Employee may become a participant in the Plan by enrolling in the manner prescribed by the Company’s Stock Administration office during an open enrollment period or such other period as may be provided by the Company’s Stock Administration office. An Employee’s participation will begin in the first Offering Period after the Employee’s enrollment is processed by the Company’s Stock Administration office.
     6. PAYROLL DEDUCTIONS.
          (a) At the time a participant enrolls in the Plan, he or she shall elect to have payroll deductions made on each payday during all subsequent Offering Periods in an amount not exceeding 15%, or such other rate as may be determined from time to time by the Board, of the Compensation which he or she receives on such payday. Payroll deductions for a participant will commence as soon as administratively practicable after the first Enrollment Date on or after the participant enrolls in the Plan.
          (b) Participants may elect payroll deductions only in whole percentages of their Compensation.

          (c) All payroll deductions authorized by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.
          (d) Unless otherwise determined by the Board, a participant may discontinue his or her participation in the Plan as provided in Section 10, or may decrease the rate of his or her payroll deductions (but not below 1%) or may increase (but not above 15%) the rate of his or her payroll deductions in a manner prescribed by the Company’s Stock Administration office. The Board may, in its discretion, limit the number of participation rate changes during any Offering Period. Any change in rate shall be effective as soon as administratively feasible following the Company’s receipt of the new authorization. A participant’s election to participate in the Plan shall remain in effect for successive Offering Periods unless terminated as provided in Section 10.
          (e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) of the Plan or if the participant’s accumulated payroll deductions during the current Purchase Period exceed the amount required to purchase the maximum number of shares such participant is entitled to purchase in such Purchase Period, a participant’s payroll deductions may be automatically decreased to zero percent at any time during a Purchase Period. Payroll deductions shall recommence at the rate provided in such participant’s most recent election at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.
          (f) At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Employer’s federal, state or other tax withholding obligations, if any, which arise on the exercise of the option or the disposition of the Common Stock. At any time the Company or the Employer may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.
     7. GRANT OF OPTION.
          (a) On each Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of full shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated for that Exercise Date and retained in the Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase more than 1,000 shares in any Purchase Period, provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13. The Board may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock an Employee may purchase during each Purchase Period of such Offering Period. Exercise of the option shall occur as provided in Section 8, unless the participant has withdrawn pursuant to Section 10. The option shall expire on the last day of the Offering Period.
          (b) To the extent permitted by any applicable laws, regulations, or stock exchange rules, if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering

Period, then all participants in such Offering Period will be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period.
     8. EXERCISE OF OPTION.
          (a) Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option will be purchased at the applicable Purchase Price with the accumulated payroll deductions in his or her account. For this purpose, only payroll deductions from payroll dates that are more than three business days before an Exercise Date will be applied to the purchase of shares on that Exercise Date. Payroll deductions from payroll dates that occur on an Exercise Date or within three business days before an Exercise Date will be applied to the purchase of shares on the next following Exercise Date. In any event, no fractional shares will be purchased. Any payroll deductions accumulated in a participant’s account that are not used to purchase shares will be refunded to the participant following the purchase of shares, subject to earlier withdrawal by the participant as provided in Section 10 or unless the Offering Period has been over-subscribed, in which event such amount shall be refunded to the participant. During his or her lifetime, a participant’s option to purchase shares hereunder is exercisable only by the participant.
          (b) If the Board determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Board may in its sole discretion provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and (x) continue all Offering Periods then in effect, or (y) terminate any or all Offering Periods then in effect pursuant to Section 20. The Company may make pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.
     9. DELIVERY. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange for the shares purchased upon exercise of a participant’s option to be electronically credited to the participant’s brokerage account at the securities brokerage firm designated by the Company.
     10. WITHDRAWAL; TERMINATION OF EMPLOYMENT.
          (a) A participant may withdraw all, but not less than all, the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan by withdrawing from the Plan in a manner prescribed by the Company’s Stock Administration office. After the participant’s withdrawal has become effective, all of the participant’s payroll deductions credited to his or her account will be paid to the participant no later than the second payroll after the withdrawal becomes effective, his or her option for the current Offering Period will be automatically canceled, and, as soon as administratively practicable, no further payroll deductions for the purchase of shares will be made during such Offering Period. If a participant withdraws from the Plan, the Employee must re-enroll in the Plan in accordance with Section 5 in order to participate again.
          (b) A participant’s withdrawal from the Plan will not have any effect upon his or her eligibility to participate in any Offering Period which begins after such withdrawal.
     11. TERMINATION OF EMPLOYMENT. Upon a participant’s ceasing to be an Employee for any reason, including retirement or death, he or she will be deemed to have elected to withdraw from the Plan under Section 10 and the payroll deductions accumulated in his or her account during the Offering Period but not yet used to exercise the option will be returned to him or her as soon as practicable after such termination or, in the case of death, to the person or persons entitled thereto under Section 15, and his or her option will be automatically terminated.
     12. INTEREST. No interest shall accrue on the payroll deductions of a participant in the Plan.
     13. STOCK.
          (a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19, the maximum number of shares of the Company’s Common Stock which shall be available for sale under the Plan after [May 14, 2008] shall be 25,000,000.
          (b) A participant will have no interest or voting rights in shares covered by his or her option until such option has been exercised and the purchased shares deposited in the participant’s account.
     14. ADMINISTRATION.
          (a) The Plan shall be administered by the Board. The Board may delegate some or all of its duties, rights, and authority under the Plan to a committee of members of the Board or to employees of the Company. The Board or its delegate shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its delegate shall, to the full extent permitted by law, be final and binding upon all parties.
          (b) The Board or its delegate may adopt rules, procedures and/or sub-plans in accordance with the provisions of Section 25 designed for the purpose of satisfying applicable non-U.S. laws or to achieve desired tax or other objectives in particular locations outside the United States.
     15. DESIGNATION OF BENEFICIARY.
          (a) A participant may file a written designation of a beneficiary who is to receive shares and/or cash, if any, from the participant’s account under the Plan in the event of such participant’s death at a time when cash or shares are held for his or her account. If the participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.
          (b) Such designation of beneficiary may be changed by the participant at any time by written notice to the Company’s Stock Administration office. In the event of the death of a participant in the absence of a valid designation of a beneficiary who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant; or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may reasonably determine.
     16. TRANSFERABILITY. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 10.
     17. USE OF FUNDS. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
     18. REPORTS. Individual accounts will be maintained for each participant in the Plan. Statements of account will be made available to participating Employees at least annually, and will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance to be refunded, if any.
     19. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.
          (a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each participant may purchase each Purchase Period (under Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company or if the Company effects one or more reorganizations, recapitalizations, or rights offerings; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to option.
          (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress will be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless otherwise provided by the Board. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Company shall notify each participant in writing or electronically (which notice may be in the form of a notice on the Company’s Intranet or notice to any e-mail or postal address maintained by the Company’s Stock Administration office for the participant) at least ten business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Plan pursuant to Section 10.
          (c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or Subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the option, any Purchase Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”) and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Company shall notify each participant in writing or electronically (which notice may be in the form of a notice on the Company’s Intranet or notice to any e-mail or postal address maintained by the Company’s Stock Administration office for the participant) prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that each participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Plan pursuant to Section 10.
     20. AMENDMENT OR TERMINATION.
          (a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 and this Section 20, no such amendment will adversely affect options previously granted, provided, however, that an Offering Period may be terminated by the Board on any Exercise Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders. In addition, if the Plan is terminated, the Board, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Board in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to participants’ accounts which are not used to purchase shares of Common Stock will be returned to the participants as soon as administratively practicable. Except as provided in Section 19 and this Section 20, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as required prior to the effectiveness of any amendment.
          (b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board shall be entitled to change the Offering Periods and/or Purchase Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of

Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation and establish such other limitations or procedures as the Board determines in its sole discretion advisable which are consistent with the Plan.
          (c) In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i)	amending the Plan to conform with the safe harbor definition under Statement of Financial Accounting Standards 123(R), including with respect to an Offering Period underway at the time;

(ii)	altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(iii)	shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action;

(iv)	reducing the maximum percentage of Compensation a participant may elect to set aside as payroll deductions; and

(v)	reducing the maximum number of Shares a participant may purchase during any Offering Period.
Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.
     21. NOTICES. All notices or other communications by a participant to the Company in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof. Notices given by means of the Company’s intranet, e-mail, or similar system will be deemed to be written notices under the Plan.
     22. CONDITIONS UPON ISSUANCE OF SHARES.
          (a) Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
          (b) As a condition to the exercise of an option, if required by applicable securities laws, the Company may require the participant for whose account the option is being exercised to represent and warrant at the time of such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

     23. TERM OF PLAN. The Plan shall continue in effect until May 14, 2018, unless sooner terminated under Section 20.
     24. EMPLOYMENT RELATIONSHIP. Nothing in the Plan shall be construed as creating a contract for employment for any period or shall interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any participant’s employment relationship at any time, with or without cause, nor confer upon any participant any right to continue in the employ of the Company or any Subsidiary.
     25. RULES FOR NON-U.S. JURISDICTIONS.
          (a) Notwithstanding any provision to the contrary in the Plan, the Board may adopt such rules, procedures and/or sub-plans relating to the operation and administration of the Plan as it deems necessary or desirable to accommodate the specific requirements of local laws or procedures in jurisdictions outside of the United States and/or to enable participants to be eligible for favorable tax treatment in jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Board is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan in forms other than payroll deductions, establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations or agreements to pay payroll, social insurance, fringe benefit or other taxes, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary by jurisdiction.
          (b) The Board may also adopt rules, procedures and/or sub-plans applicable to particular Employers, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Sections 13(a) and 20, and the 27-month maximum Offering Period limitation provided under Section 2(l), but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. To the extent inconsistent with the requirements of Section 423 of the Code, the purchase of shares under such sub-plans shall not be considered to comply with Section 423 of the Code.
          (c) The Board may provide that the Company’s International Employee Stock Purchase Plan (the “IESPP”) shall cease to be a stand-alone plan and shall instead continue as a sub-plan of this Plan; provided however, that no shares of Common Stock reserved for issuance under the IESPP shall become available for future grant under the Plan. Upon the IESPP becoming a sub-plan of this Plan, all then-outstanding options to purchase shares of Common Stock under the IESPP shall be deemed assumed as continuing options under the IESPP sub-plan of this Plan. For the avoidance of doubt, such assumed IESPP options shall continue in their then-current Offering Period and shall retain the same “Purchase Price” as defined under the IESPP, subject to the provisions of Section 7(b) of the Plan, unless a participant withdraws from the Plan pursuant to Section 10 or any applicable withdrawal provision of the IESPP sub-plan.

1110 AMERICAN PARKWAY NE ROOM 12k-301 ALLENTOWN, PA 18109	•	VOTE BY INTERNET - www.proxyvote.com To vote over the Internet, go to the website address shown above. Have your proxy card in hand when you access the website and follow the instructions to vote.

	•	VOTE BY PHONE - 1-800-690-6903
To vote by phone, call the toll-free number shown above using a touch-tone telephone. Have your proxy card in hand when you call and follow the instructions provided.

	•	VOTE BY MAIL

To vote by mail, mark, sign and date the proxy card below and return it in the postage-paid envelope we have provided or send it to LSI Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

The Internet and telephone voting facilities will close at 11:59 P.M. Eastern Daylight Time on May 13, 2008. If you are a participant in our 401(k) plan, your voting instructions must be transmitted by 11:59 P.M. Eastern Daylight Time on May 8, 2008. If you vote over the Internet or by telephone, you do not need to return your proxy card.

•

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by LSI in mailing proxy materials, you can consent to accessing all future proxy statements and related materials over the Internet. To sign up for electronic access, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to access future stockholder communications over the Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	LSICO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LSI CORPORATION
ELECTION OF DIRECTORS
1.	The Board of Directors recommends a vote FOR each of the nominees named below.
			For	Against	Abstain
Nominees:

	1a.	Timothy Y. Chen	☐	☐	☐	DIRECTORS’ PROPOSALS

	1b.	Charles A. Haggerty	☐	☐	☐	The Board of Directors recommends a vote FOR Proposals 2, 3 and 4.		For	Against	Abstain

	1c.	Richard S. Hill	☐	☐	☐	2.	To ratify the Audit Committee’s selection of our independent registered public accounting firm for 2008.	☐	☐	☐
	1d.	Michael J. Mancuso	☐	☐	☐	3.	To approve our amended 2003 Equity Incentive Plan.	☐	☐	☐
	1e.	John H.F. Miner	☐	☐	☐
						4.	To approve our amended Employee Stock Purchase Plan.	☐	☐	☐
	1f.	Arun Netravali	☐	☐	☐

	1g.	Matthew J. O’Rourke	☐	☐	☐

	1h.	Gregorio Reyes	☐	☐	☐

	1i.	Abhijit Y. Talwalkar	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐			Yes	No
						Please indicate if you plan to attend the meeting.		☐	☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET
LSI CORPORATION
2008 ANNUAL MEETING OF STOCKHOLDERS
May 14, 2008
9:00 a.m. Pacific Daylight Time
LSI Corporation
1621 Barber Lane
Milpitas, CA 95035
THIS ADMISSION TICKET ADMITS ONLY THE NAMED STOCKHOLDER AND A GUEST.
Directions:
From San Jose and points South:
From Highway 880 North, exit onto Montague Expressway West. Take a right onto McCarthy Boulevard. Take a right onto Barber Lane. Follow around to parallel the freeway. LSI is on the left side — 1621 Barber Lane. Follow the signs to the designated parking area. You should enter the building using the South entrance.
From San Francisco:
Take Route 101 South to Highway 880 North. Follow the directions “From San Jose and points South” above.
From Oakland:
Take Highway 880 South and exit onto Montague Expressway West. Follow the directions “From San Jose and points South” above.
Note: If you plan on attending the Annual Meeting in person, please bring, in addition to this admission ticket, a proper form of identification. Video, still photography and recording devices are not permitted at the Annual Meeting. For the safety of attendees, all handbags and briefcases are subject to inspection. Your cooperation is appreciated.

PROXY

2008 ANNUAL MEETING OF STOCKHOLDERS May 14, 2008 9:00 a.m. Pacific Daylight Time
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS.
The shares of common stock of LSI Corporation you are entitled to vote at the 2008 Annual Meeting of Stockholders will be voted as you specify.
By signing this proxy, you revoke all prior proxies and appoint Abhijit Y. Talwalkar, Bryon Look and Jean F. Rankin, and each of them, with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the other side, as directed in this proxy and, in their discretion, on any other matters which may come before the Annual Meeting and all postponements and adjournments.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES AND FOR ITEMS 2, 3 and 4.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
PLEASE COMPLETE, SIGN AND DATE THIS PROXY ON THE OTHER SIDE AND RETURN IT IN THE ACCOMPANYING ENVELOPE.